AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ^ OCTOBER 12, 2001
                                                             ----------------
                                                      REGISTRATION NO. 333-65416
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                AMENDMENT NO. ^ 2
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                              iDial Networks, Inc.
        (Exact name of small business issuer as specified in its charter)

                NEVADA                                   4813                                75-2863583
    (State or other jurisdiction of           (Primary standard industrial      (I.R.S. Employer Identification No.)
    incorporation or organization)                classification code
                                                        number)

                   -------------------------------------------
                       ^ 1211 S. Parker Road, Suite ^ 203,
                               ^ Denver, CO 80231
                                 ^(954) 351-9860
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                                  Mark T. Wood
                      Chairman and Chief Executive Officer
                         1211 S. Parker Road, Suite 203,
                                Denver, CO 80231
                                 (954) 351-9860
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                     Sichenzia, Ross, Friedman & Ference LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                   ------------------------------------------
                        Approximate date of proposed sale
                  to public: As soon as practicable after this
                    registration statement becomes effective.
                   ------------------------------------------

     ^ If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

                         CALCULATION OF REGISTRATION FEE
==================================== ================ ======================= ======================== ================
                                         DOLLAR          PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY(1)             PRICE(1)                FEE
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, ^ $.001 par value,
underlying convertible notes          $870,000 (2)           $0.08                   $870,000             $218
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, ^ $.001 par value
underlying warrants (3)                  $13,333             $0.08                    $13,333             $4
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
TOTAL                                Up to $883,333            N/A                   $883,333             $222
==================================== ================ ======================= ======================== ================

     (1) Estimated solely for the purpose of determining the registration fee.
     (2) This represents the maximum dollar amount of our common sock that Laurus Master Fund Ltd. can convert its $750,000 principal amount convertible note into. The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.
     (3) Represents 166,666 shares of common stock issuable upon the conversion of warrants issued to Laurus Master Fund Ltd.

                           --------------------------

================================================================================
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
________, 2001

                              iDial Networks, Inc.
                    Up to $883,333 worth of our common stock



--------------------------------------------------------------------------------

     This prospectus relates to the resale by the selling stockholder of up to $883,333 worth of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed to be an underwriter of the shares of common stock, which it is offering. Please see the "Selling Stockholder" section on page 33 in this prospectus for a complete description of the selling stockholder.

     We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder, if any.

     Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol ^"IDNW" On ^ October 3, 2001, the closing price of our common stock was ^ $0.04 per share.

--------------------------------------------------------------------------------

     This investment involves a high degree of risk. See the "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                               ^ TABLE OF CONTENTS

 Section                                                                                                Page Number

Prospectus Summary...................................................................................... ^ 6
Risk Factors............................................................................................ ^ 7
The Offering............................................................................................   13
Use of Proceeds......................................................................................... ^ 14
Market For Common Equity and Related Stock Matters...................................................... ^ 15
Dividend Policy......................................................................................... ^ 15
Selected Financial Data................................................................................. ^ 16
Business................................................................................................   17
Management's Discussion and Analysis of Financial Condition and Results of Operations...................   30
Directors, Officers and Control Persons................................................................. ^ 34
Executive Compensation.................................................................................. ^ 36
Certain Relationships and related Transactions.......................................................... ^ 36
Security Ownership of Certain Beneficial Owners and Management.......................................... ^ 37
Selling Stockholder..................................................................................... ^ 39
Plan of Distribution.................................................................................... ^ 40
Description of Our Capital Stock                                                                         ^ 41
Shares Eligible for Future Sale......................................................................... ^ 42
How to Obtain More Information About iDial Networks, Inc................................................ ^ 43
Legal Matters........................................................................................... ^ 44
Experts................................................................................................. ^ 44
Change In Registrant's Certifying Accountant............................................................ ^ 44
Index to Financial Statements                                                                           F-1

                               PROSPECTUS SUMMARY

                              iDial Networks, Inc.


         We provide Internet-based ^ telephone calling services to customers around the world. We operate selected telecommunication services, including ^ pre-paid calling cards, pre-paid long distance calling service, facsimile and e-mail services providing "mass-mailing" services, and have recently opened an Internet based storefront.

         Our calling services are Internet-triggered, meaning calls are initiated by a customer inputting their account information and the telephone number they wish to call, at which time our service will then dial the customer's telephone and connect the customer's desired call for them. This method utilizes the Internet and data networks, rather than traditional long distance phone networks, to bypass certain tariffs and provide for a more economical service. If the customer does not have access to a computer, they can call our service via a toll free number to execute their telephone calls.

         We sell virtual prepaid calling cards over the Internet and physical prepaid cards through traditional retail outlets. Our Internet ^ calling cards are considered virtual because we do not issue physical phone cards. Once our Internet phone cards are sold, they can be used immediately to make international and domestic long distance phone calls via computer or traditional phones.

         Last year we decided to change our business model from being a telephone services provider to a more diversified sales company. Consequently, we purchased Whoofnet.com through which we offer a one-stop destination for information, communication and shopping services on the Internet. We have created our own ATM/Debit Card called iDial Gold Advantage Card. The iDial Gold Advantage Card can be funded and re-funded and can be used around the world. Our 2Sendit.com, Inc. subsidiary is an established fax-messaging service that provides "mass-mailing" service via facsimile to cut down on the cost and time of traditional "mass-mailings."

         As explained more fully in the Risk Factors section that follows this Summary, our auditors have expressed substantial doubt as to our ability to continue as a going concern without additional funding. We have a limited operating history, have generated significant net losses and negative cash flow, and have a significant working capital deficit and stockholder's deficiency. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business^.

         We were incorporated in May 1997, as a Nevada limited liability corporation as WoodComm LLC. In April 1999, WoodComm LLC was reorganized from an LLC to a Nevada Corporation, WoodComm International, Inc. In December 1999, Desert Springs Acquisition Corporation, a Colorado Corporation, acquired all of the issued and outstanding common shares of ^ WoodComm International, Inc. in exchange for 15,316,000 shares of common stock of Desert Springs Acquisition Corporation. In January 2000, Desert Springs Acquisition Corporation moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc., a Nevada corporation.

         Our administrative offices are located at 1211 S. Parker Road, Suite 203, Denver, CO 80231. Our telephone number is (954) 351-9860 and our website can be found at www.iDialnetworks.com.

The Offering

         This prospectus relates to the resale by the selling stockholder of (i) up to ^ $1,044,000 worth of our common stock upon conversion of its note and
(ii) 166,666 shares of our common stock underlying its warrants.

         On July 6, 2001, we entered into a common stock purchase agreement with Laurus Master Fund, Ltd. for the sale of (i) a $750,000 convertible note and
(ii) 166,666 warrants.

         The note bears interest at 8% and is convertible into our common stock at the lesser of:

         a) $0.0424, (which represents eighty percent (80%) of the average of the three lowest closing prices for the Common Stock on the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing was at the time the principal trading exchange or market for the Common Stock, the "Principal Market"), or if not then trading on a Principal Market, such other principal market or exchange where the Common Stock was listed or traded, for the thirty (30) trading days prior to but not including the Closing Date); or

         b) 80% of the average of the three lowest closing prices of our common stock for the thirty days immediately prior to the conversion date.

The unconverted portion of the note is due July 6, 2003.

         The warrants have an exercise price of:

         a)       $0.064; or

         b) 120% of the average of the three lowest closing prices of common stock.

         ^ As of June 30, 2001, we had 87,144,454 shares of common stock outstanding.

                                  RISK FACTORS

          You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities.

Risks Relating to our Business:

We have a history of losses, which may continue, requiring us to seek additional sources of capital, which may not be available, requiring us to curtail or cease operations.

         We incurred net losses from operations of ^ $6,518,396 and $560,760 for the fiscal years ended December 31, 2000 and 1999, respectively. For the ^ six months ended ^ June 30, 2001, we incurred a net loss of ^ $2,271,265. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

The Telecommunications And Internet Telephony Markets Are Highly Competitive And Our Failure To Compete Effectively Could Result in Additional Losses.

         With respect to prepaid calling cards, we compete with the largest telecommunications providers in the United States, as well as smaller, emerging carriers. We may also compete with large operators in other countries. An increasing number of large, well-capitalized companies are entering the market for Internet telephony products and services. These competitors include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers, and that permit voice communications over the Internet. Many of our competitors are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. Competition from existing or new competitors could reduce our revenues from the sale of our virtual prepaid calling cards and other services. A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations. Our ability to compete also depends on our ability to anticipate and adapt to rapid technological and other changes occurring in the telecommunications industry. We may not be able to compete successfully against current or future competitors, and competitive pressures could significantly harm us, resulting in more significant financial losses.

If The Internet Telephony And Prepaid Calling Card Markets Do Not Gain Market Acceptance By Potential Customers Our Operating Results Will Be Adversely Affected.

         We cannot be certain that Internet telephone service will gain market acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops more slowly than we expect, then our operating results will adversely affected.

We Have Experienced Delays In Upgrading Our Platforms In The Past And May Experience Delays In The Future.

          In the past, we have experienced delays when we have tried to upgrade our platform. If there are significant delays when upgrading our platform in the future with respect to developing new products, we may elect to abandon a potential product or service in favor of one that can be timely developed on a cost effective basis. There can be no assurances that we can successfully develop the software to enable us to offer new products or services. This may lead to losses incurred from abandoning a product or service that we have previously expended money to develop.

If we are not able to identify, develop, assemble, market or support our products successfully or respond effectively to technological changes or product announcements by competitors, we may not remain competitive.

         Rapidly changing technology and new product introductions characterize the markets for our products. Accordingly, we believe that our future success will depend on our ability to enhance our existing products and to develop or procure and introduce in a timely fashion new products that achieve market acceptance. We cannot assure you that we will be able to identify, develop, procure, assemble, market or support our products successfully or that we will be able to respond effectively to technological changes or product announcements by competitors.

We Rely On Third Party Contracts For Our Operations

          Our success depends, in part, on our ability to continue to lease long distance telephone capacity from third parties at economic rates to serve the foreign countries we target. It also depends, in part, on our ability to maintain our contractual relationships with local terminating parties in those countries where we have Internet gateways. If we lose our leases or contracts or if these parties are unable to provide these services, we believe we could replace them. However, it would cause a disruption of our business until they are replaced. Also, any replacement leases or contracts may not be at rates or on terms as favorable to us.

         We depend on Internet service providers to provide Internet access to us and our customers. Our local terminating parties in foreign countries also rely on local Internet service providers for access to the Internet in their countries. If we lost our connection with our Internet service providers, we could not sell our virtual calling cards through our website, and web initiated calls could not be made by our customers, until the connection was reestablished. If a local terminating party in a foreign country loses its Internet connection, we could not route calls over the Internet to that destination until the connection was reestablished. These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

         In addition, we rely on suppliers for our Internet storefront. There can be no assurance that any relationship between the Company and any such third party will continue to be beneficial to the Company. There can also be no assurance that the third parties will continue to produce products in the future that retain their current level of market acceptance, that the products will continue to be available in adequate quantities at the times required by the Company or that such third party products will not contain defects or errors. The Company may experience lost revenues due to the third party's delay in correcting defects in their products, delay in getting an adequate supply of their products to the Company, or from any resulting loss of market share.

Our Failure To Comply With Government Regulations Relating To The Internet Could Harm Our Operations

         Uncertainties regarding the applicability of foreign, federal and state laws and regulations to the Internet may result in our violation of these laws and regulations. Our failure to comply with the laws and governmental regulatory requirements may result in, among other things, indemnification liability to business customers and others doing business with us, administrative enforcement actions and fines, and civil and criminal liability. The occurrence of one or more of these events could materially harm our business, results of operations and financial condition.

         The parties conducting business with us may be subject to similar foreign, federal and state regulation. These parties act as independent contractors and not as our agents in their solicitations and transactions with consumers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a business customer to comply with these laws or regulations could result in, among other things, claims of vicarious liability or a negative impact on our reputation. The occurrence of one or more of these events could materially harm our business, results of operations, and financial condition.

We May Face Risks If New Laws Or Government Regulations Regarding The Internet Are Enacted

The laws relating to our business and operations are evolving and few clear legal precedents have been established. Most of the laws governing Internet transactions have not been substantially revised or updated to fully accommodate electronic commerce. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. Many of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through electronic commerce, particularly content, marketing, advertising and taxation related to Internet operations, any company providing services through the Internet or other means of electronic commerce will face compliance uncertainty. Further, the adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet. These results could decrease the demand for our services or increase our cost of doing business, each of which would cause our revenues to decline and harm our business.

The Failure To Manage Our Growth In Operations And Hire Additional Qualified Employees Could Result In Additional Losses And Lower Revenue.

     The expected growth of our operations place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:

     -        transaction processing methods;
     -        operations and financial systems;
     -        procedures and controls; and
     -        training and management of our employees.

Competition for personnel is intense, and we cannot assure stockholders that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to attract and retain the necessary personnel or to effectively manage our employee and operations growth could result in additional losses and lower revenue.

We Have Tangible Net Worth Deficit And A Going-Concern Qualification In Our Certifying Accountant's Financial Statement Report, Either Or Both Of Which May Make Capital Raising More Difficult And May Require Us To Scale Back Or Cease Operations.

         We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business. In addition, the report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To date we have successfully funded iDial Networks, Inc. by attracting additional equity investments and small issues of debt.^ However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

Risks Relating to our Current Financing Agreement:

There are a Large Number of Shares Underlying our Convertible Note, and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of our Common Stock.

         As of ^ June 30, 2001, we have ^ 87,144,454 shares of common stock issued and outstanding and a convertible promissory note outstanding that may be converted into ^ 27,187,500 shares of common stock ^, based on the current market ^ price of $0.04 per share, and outstanding warrants to purchase 166,666 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance Of Shares Upon Conversion Of The Convertible Note And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

         The issuance of shares upon conversion of the convertible note (including the conversion of interest earned on the convertible note) and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Interest On The Convertible Note Is Convertible Into Stock And The Conversion Ratio Is Based Upon Our Stock Price, Which May Lead To Increased Dilution To Our Existing Stockholders.

         Interest on the Convertible note accrues at a rate of 8% per annum and is payable quarterly in arrears, commencing September 30, 2001. As of September 30, 2001, $13,972.30 in interest has accrued. The holders of the convertible note may convert all interest accrued and payable under the convertible note. The conversion ratio is based upon our stock price and the lower the price of our common stock, the more shares of common stock they will receive, assuming the holders of the convertible note exercise their right to convert the interest owed to them. Declining prices in our common stock will cause increased dilution to our existing stockholders.

The Number Of Shares Of Common Stock Issuable Upon Conversion Of The Outstanding Convertible Note Will Increase If The Market Price Of Our Stock Declines, Which Will Cause Dilution To Our Existing Stockholders.

         The following is an example of the amount of shares of our common stock that ^ are issuable, upon conversion of the note, based on market prices 25%, 50% and 75% below the market price, as of ^ October 3, 2001, of ^ $0.04.

                  Price Per Share       Discount of 20%       Number of Shares Issuable
                  ---------------       ---------------       -------------------------
                       ^.030                    .024                    31,250,000
                       ^.020                    .016                    46,875,000
                        .010                   ^.008                    93,750,000

As illustrated, the number of shares of common stock issuable upon conversion of the outstanding convertible note will increase if the market price of our stock declines, which will cause dilution to our exist^ ing stockholders.

If we are required for any reason to repay the $750,000 of convertible debentures we issued in July 2001, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible notes, if required, could result in legal action against us which could require the sale of su^ bstantial assets.

         In July 2001, we issued $750,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 8% interest, in ^ July 2003, unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes, including a premium of 30% of the outstanding principal balance of the note at the time of the default. We anticipate that the full amount of the convertible notes, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible notes. If we are required to repay the convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action would require us to curtail or cease operations.

Risks Relating to our Stock:

The Lack of a Mature Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                  THE OFFERING

         In this prospectus, we are registering 27,354,166 shares of common stock, based upon a current market value of $0.04 per share, underlying 1) $750,000 of 8% convertible debentures, due July 6, 2003; and 2) a warrant to purchase 166,666 shares of common stock, both of which have been issued to a single investor pursuant to a Subscription Agreement dated July 6, 2001. Interest only payments are due quarterly commencing September 30, 2001, and the principal is due in one lump sum on July 6, 2003, or upon certain events of default.

         The conversion price for the convertible debentures is the lesser of $0.0424, or 80% percent of the average of the three lowest closing prices for the common stock for the 30 trading days prior to conversion date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 4.99%. The exercise price for the warrants is the lesser of $0.064, or 120% percent of the average of the three lowest closing prices for the common stock for the 10 trading days prior to exercise of the warrant date. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 4.99%. The number of shares of common stock issuable upon conversion of the convertible debentures and the exercise of the warrants is 27,354,166, based on a conversion price of $0.04 per share, and an exercise price of the lesser of: 1) $.064 per shares or 2) 120% of the average of the three lowest closing prices of the Common Stock as reported by Bloomberg Financial for the principal market for the ten trading days immediately preceding the date of the exercise of the warrant. The actual conversion price will depend on the market price of our common stock prior to the conversion.

         The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following:

         1. we may not redeem the convertible debentures without the consent of the holder;

         2. we will pay to certain finders a cash fee of 10% of the aggregate gross purchase price of the convertible debentures, and 10% of the aggregate gross proceeds from the exercise of the warrants, for location of the financings; and

         3. we have agreed to incur certain penalties for untimely delivery of the shares.

         Upon any event of default, including the failure to register or deliver shares of common stock in a timely manner upon conversion, the note holders can require us to immediately pay a sum equal to 130% of the unconverted principal amount of the notes, together with accrued but unpaid interest.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder. We anticipate receiving approximately $10,667 if all of the warrants are exercised, which proceeds we will use for general corporate purposes.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock is publicly traded on the Over-The-Counter Bulletin Board under the ticker symbol "IDNW." There are approximately 2,723 holders of our common stock. We have never paid dividends on our common stock and have no current plans to do so. The following table presents the high and low closing bid prices of the common stock for the periods indicated. The quotations were obtained from the website located at www.chart.yahoo.com and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. In addition, the following is adjusted to reflect a 2:1 stock split effective November 2000.

                                    High        Low
 2001
 Fourth Quarter*                  $  0.04    $  0.03
 Third Quarter^                   $  0.08    $  ^ 0.03
 Second Quarter                   $  0.13    $  0.03
 First Quarter                    $  0.156   $  0.016

 2000
 Fourth Quarter                   $  0.44    $  0.05
 Third Quarter                    $  0.94    $  0.34
 Second Quarter                   $  2.03    $  0.53
 First Quarter                    $  3.50    $  0.76

 1999
 Fourth Quarter                   $  1.625   $  0.9844

         * Through ^ October 3, 2001.

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. On November 15, 2000, a 2:1 stock split was declared by our board of directors. We do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                         SELECTED FINANCIAL INFORMATION

         The information set forth below for the years ended December 31, 2000 and 1999, which is derived from our audited financial statements, and for the three months ended ^ June 30, 2001 and 2000, which is derived from our unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.

Consolidated Statement of Operations:

                              Years Ended December 31,             ^ Six Months Ended ^ June 30,

                                   1999           2000                     2000             2001
                                   ----           ----                     ----             ----
Sales                        $1,575,826   ^ $1,796,897                 $814,232       $2,671,311
Gross profit (Loss)             $73,790     $(272,678)               $(189,813)       $(721,376)
Net loss                     $(560,760)   $(6,518,396)               $(814,665)     $(2,271,265)
Pro forma Loss per share        $(0.03)        $(0.14)                  $(0.03)          $(0.02)
Net Loss per share              $(0.02)        $(0.14)                  $(0.02)          $(0.03)



Consolidated Balance Sheet Data:

                                               As at December 31,          As at March 31,

                                        1999                   2000                2001
                                        ----                   ----                ----
Total current assets                  $ 138,095           $  265,141        ^ $  293,935
Total current liabilities             $ 642,921           $1,655,466          $2,680,919
Total stockholders' equity            $(173,809)          $6,865,369          $4,594,104
(deficit)


                                    BUSINESS

History

         We provide ^ telecommunication services to customers around the world. ^ These services include pre-paid telephone calling cards and reduced rate telephone calls using the Internet. Telephone calls that are initiated over the Internet combine user-friendly account tracking (i.e. monitoring on-line billing and call records) with the low tariffs of ^ Unites States based telecommunications carriers, via calling centers ^ accessed directly from home to anywhere in the world. During 2000, we decided to change our business model from being a telephony service provider ^, which provides the ability to send voice data (as opposed to digital data) over the Internet, to a more diversified company.

         As part of our change in business model, in August 2000, we acquired 100% of the stock of Whoofnet.com, Inc. in exchange for the issuance of ^ 10,000,000 shares of our common stock ^.

         Whoofnet.com is ^ an Internet company designed for direct selling^ utilizing the latest advances available on the Internet. In particular, Whoofnet.com's major product is an Internet portal for use by the general public^, where users can search the web through the use of search engines and links to other sites. Whoofnet.com was formed under the laws of Florida on March 6, 2000. Whoofnet.com also develops, tests and markets other products, such as the iDial Gold Advantage card, a reloadable debit card, which it has recently completed ^ field-testing and ^ plans to begin sales within the next several months. All costs associated with the startup phase of the organization have been expensed in the current period ^.

      Whoofnet.com also formed six subsidiary Delaware Corporations between the months of March and May 2000, and two foreign subsidiary corporations for the operations of various aspects of its business. As of the dated of this prospectus, none of the subsidiaries have been active or funded.

      In November 2000, we acquired 100% of the stock of 2sendit.com, Inc. in exchange for the issuance of 4,199,998 ^ shares of our common stock.

      2sendit.com provides a marketing service by advertising ^ products and services through a variety of media with a primary focus on the use of fax, mail^ and email. With fax and email distribution servers located in Dallas, TX and Denver CO, 2sendit.com is able to offer high capacity, low cost services. In addition, we maintain a small company attitude, allowing us to assist other small companies in need of our services.

Overview

         iDial Networks ^ develops applications that are delivered to its customers over the internet, providing internet and wireless services. The Internet is an increasingly significant interactive global medium for communication, information and commerce. International Data Corporation, a market research firm, estimates that the number of users who make purchases over the Internet worldwide will grow from 31 million in 1998 to more than 183 million in 2003.

         The Company has two material lines of business, providing Internet-based voice telecommunications to customers around the world, and providing marketing services for various businesses. Revenue attributable to the Internet based voice communications was approximately $1,729,000 and $1,576,000 for the years ended December 31, 2000 and 1999, respectively. Revenue attributable to marketing services was approximately $67,000 an $0.00 for the years ended December 31, 2000 and 1999, respectively.

         Emergence of Internet Telephony. Internet telephony, the ability to make voice-based telephone calls over the internet, has emerged as a low cost alternative to traditional long distance ^ telephone services. Internet telephone calls are less expensive than traditional international long distance calls primarily because these calls are routed over the Internet or through data networks. The use of the Internet bypasses a significant portion of international long distance networks and the relevant tariffs. Also, routing calls over the Internet is more cost-effective than routing calls over traditional ^ telephone lines because the packet-switching technology that enables Internet telephony is more efficient than traditional ^ telephone technology. Packet-^ switching, unlike ^ traditional telephone networks, do not require a fixed amount of bandwidth to be reserved for each call. This allows voice and data calls to be pooled, which means that ^ packet networks can carry more calls with the same amount of bandwidth. This greater efficiency creates ^ cost savings that can be passed on to the consumer in the form of lower long distance rates.

         Prepaid Calling Card Industry. The market for prepaid calling cards has grown significantly since 1993. This growth is attributed to three trends according to industry sources. First, the larger telecommunications companies have come to understand the strategic and financial benefits of prepaid calling cards. Second, consumers are becoming more aware of various advantages of prepaid cards. Third, businesses are beginning to purchase ^ prepaid calling cards as a means of controlling telephony costs and simplifying record keeping. We believe that the affordable pricing, convenience and enhanced features of prepaid calling cards has attracted price sensitive customers, business travelers, international callers and other users of long distance service. Also, while prepaid calling cards are relatively new in the United States, they have been ^ widely used and accepted method of making telephone calls in Europe and Asia since the 1970's.

Our Telephone Service Products

         Calling Cards

         We sell virtual prepaid calling cards over the Internet and physical prepaid cards through traditional retail outlets. ^ We consider our Internet Phone Cards ^"virtual" because we do not issue a physical card. Once sold, the calling card can be used immediately to make international and domestic long distance calls.

         Our web system functions as follows: 1) A potential customer accesses our website; 2) the customer follows the prompt to enter the credit card information to purchase the virtual calling card^; 3 we verify the credit card within seconds and the confidential PIN and display a toll free number ^ customer to record^; and 4) the virtual calling card can be used immediately to place a call^ via the Internet or traditional phones. We then store the customer information ^ on our database for future reference.

         Our Internet calling cards give us the flexibility of promptly changing the rates and features to respond to changing consumer demand, rather than having an inventory of physical cards with set features that cannot be changed until all are recalled or used. This also allows us to offer and test several different types of virtual calling cards with varying pricing features, thus providing a greater selection to our customers.

         Our website is accessible 24 hours per day, seven days a week, so we are not constrained by the hours that a traditional retail store would be open for business. Our website may also be reached from the customer's home or office. ^ This means the customer is not required to physically travel to another location to make a purchase and receive delivery. Our online purchasing and delivery also allows us to deliver a broad selection of products to customers worldwide in rural or other locations that do not have convenient access to physical stores.

         U.S. Access. Our U.S. Access calling cards provide access to our network from the United States to more than 241 countries and territories. When using the U.S. Access calling card for a call from the United States to another country, the customer uses a touch tone telephone to dial a toll free number and enters the PIN and the telephone number the customer seeks to reach. Our enhanced services platform determines the calling card is valid and the number of call minutes remaining on it, based on the rate for the country being called. The platform then completes the call and reduces the available credit balance on the calling card at the conclusion of the call.

         World Access. When using the World Access calling card for a call from another country to the United States or from country to country outside the United States, the customer initiates the call through the Internet by accessing our website. On our web page, a form is displayed and the customer enters the telephone number where he or she is, the telephone number he or she wants to call and his or her PIN and then "clicks" on the call button. This information is transmitted over the Internet to our platform. The platform determines the virtual calling card is valid and has a sufficient balance and then routes a call to the customer at the number where he or she is. When the customer answers, the platform completes the call by connecting to the number the customer wanted to call. From our website, these features allow customers to make calls from anywhere in the world at our international United States long distance rates using the virtual calling card and Internet access to our website and platform.

         We have integrated the economics of ^ Voice-Over-Internet-Protocol technology, the conversion of voice data into digital data for transmission over the Internet, with the convenience of conventional ^ telephone services to enable ^ Internet initiated telephone services. With this iDial technology, we are able to offer consumers and businesses ^ telephone services at costs approaching the wholesale rates of carriers. Unlike some competitors who offer ^ personal computer to phone services, iDial's web based services are provisioned via the Internet but all calls are currently made phone to phone. The majority of PC owners do not have microphones and telephony services. iDial delivers high-quality traditional and ^ Voice-Over-Internet-Protocol telephony services to consumers and businesses, with the following benefits:

         Low Cost. Telephone calls are a fraction of the cost of traditional long distance service.

         High ^ Quality Voice Transmissions. We offer high ^ quality voice
transmissions   by   integrating    traditional   ^   telephone   services   and
packet-switching technologies.

         Ease of Use and Access. Designed for convenience and ease of access from anywhere in the world, an Internet connection and a standard Internet browser such as Netscape or Microsoft Internet Explorer is all that is required. Lacking an Internet connection, the customer may dial a toll free or local access number from any telephone or fax machine in the US to access our network as well.

         One-Click Online Calling. iDial services enable users to speak with anyone worldwide with a single click of a button. On-line retailers could use this technology to connect customers to sales representatives when browsing their web sites and increase the likelihood of consummating the on-line sale.

         Reliable/Flexible Service. The technologically advanced design allows for the expansion of the network capacity by the simple addition of switches, and the ability to seamlessly reroute traffic if problems arise.

         Ease of Payment and Online Account Access. iDial customers are able to make calls by opening a prepaid account using credit cards, wire transfers or checks, and can access their accounts via the Internet to view their call history, account balances, or to increase their prepaid amounts.

         Customer Support. We offer real-time customer support in multiple languages, and the integrated billing and call management system provides service representatives with immediate access to customer accounts.

         Product Description. iDial has integrated the economics of ^ Voice-Over-Internet-Protocol and Wireless Application Protocol technology with the convenience of conventional telephony to enable web initiated telephone services. With this iDial technology, were able to offer consumers and businesses telephone services at costs approaching the wholesale rates of carriers.

         Our Wireless Services

         Wireless Application Protocol is an industry term for the standard technology used to provide Internet communications and advanced telephony services on digital mobile phones, pagers, personal digital assistants, and other wireless terminals. The wireless market is embracing Wireless Application Protocol technology, with a predicted 600 million phones using Wireless Application Protocol by the end of 2003. Europe is leading the way in Wireless Application Protocol, and Forrester Research predicts that 219 million Europeans will be accessing the Internet on a daily basis by 2003 ^. ^ iDial, through its marketing arm of Whoofnet.com, will enter the European market with ^ its own Voice-Over-Internet-Protocol and Wireless Application Protocol applications. In a joint venture with a Swedish government agency, we are in the process of building a customer services center in Bracke Kommun in Sweden.

         ^ We have developed a plan to be "first to market" with ^ Wireless Application Protocol connectivity to our iDial services. We believe that a tremendous opportunity exists to:

                           Immediately provide low cost international long distance services to ^ Wireless Application Protocol enabled phones through our ^ technology^; and Incorporate ^ Wireless Application Protocol access into the ^ our portal, giving ^ them the same carrier choices ^ as our traditional users.

         iDial has developed and applied for patents for applications to enable Personal Digital ^ Assistants such as the Palm Pilot VII to instantly connect with the iDial site and avail themselves of our long distance services. A similar application for the new Microsoft Pocket PC has also been completed. iDial will continue to develop ^ Wireless Application Protocol enabled products and services to insure that its core products will always be easily accessible by wireless devices.

         Additional Services

         Additionally we are currently offer traditional prepaid phone cards and ^ Voice-Over-Internet-Protocol services based on iDial technology under the following brand names for which various trade and service marks are registered.

         NetPhoneCard - www.netphonecard.com Web initiated worldwide phone calls with US dial tone and low tariffs.

         iDialDirect - www.iDialdirect.com A complete communications portal offering flat-rate US products and worldwide access products.

         Phone-Me-Now - www.phonemenow.com An iDial e-commerce tool. A Phone-Me-Now button is places on a website that allows a customer to initiate a call to his phone from a representative of the company that is hosting the site.

         SendaCall - www.sendacall.com Prepaid calls sent within a virtual greeting card by-mail to recipients anywhere in the world, allowing recipient to place free call to sender.

         Wireless Services - We will continue to expand wireless development to include areas such as Wireless Access Protocol^.

Our International Networks

         Our Enhanced Services Platform. Our enhanced services platform is a specialized telephone switch based on technologies from Cisco, Microsoft and Dialogic (a wholly owned subsidiary of Intel Corp.). It is connected to our website ^, data base, and to our network of outgoing and incoming telephone lines and Internet lines. It sets up all customer account and PIN information when a calling card is purchased and immediately activates the calling card so it can be used at the time of purchase. The platform also accepts and evaluates all calls from calling card holders over the toll free number and over the Internet and confirms the validity of the calling card and remaining balance. We have also programmed into the platform a lowest cost routing matrix^, which is simply a program that selects the lowest priced route from our multiple carriers. This means our platform will select the cheapest route to send a call based upon where we have established gateways, which are central locations housing the equipment necessary to send and receive calls internationally. We believe our platform can currently support approximately 288 simultaneous calls and process over 4 million minutes of traffic per month. Our platform is expandable to carry more traffic by adding additional telephone ^ lines and equipment. Focusing on the international market, the use of our platform is spread throughout the day as a result of the different world time zones.

         We plan to develop and offer new products and services, which may require modifications and enhancements to our platform. For any modifications or ^ enhancements, we will either contract with the manufacturer to develop new software or we may develop the software, or a combination of both. In the past, we have experienced delays when we have tried to upgrade our platform. If the software cannot be developed cost effectively, or there will be significant delays, we may elect to abandon a potential product or service in favor of one that can be timely developed on a cost effective basis. There can be no assurances that we can successfully develop the software to enable us to offer new products or services.

         Our Internet Gateway Network. As of December 31, 2000, we had international gateways operational in Sri Lanka, Laos, Thailand and Holland. As of such date, we also had domestic gateways operational in Dallas and in Los Angeles and Denver. We intend to place Internet gateways in various other countries. Before we place a gateway in another country, we enter into contractual relationships with local persons or entities to operate them. We typically own or lease the gateway or have the right to purchase it and the local person or entity is responsible for procuring local Internet provider connection and local telephone lines and complying with local law. Our contracts with the local person or entity are generally for a one-year term and are renewable unless either party declines to renew. We pay the local person or entity a negotiated rate per minute for terminating or originating calls through the gateway.

         Our gateways allow for ^ high quality transmission through the Internet. The historical poor sound quality of ^ voice transmission through the Internet is due to the fact that the Internet was not ^ created for simultaneous voice traffic. Unlike conventional ^ telephone communication ^ lines, in which the entire ^ line is reserved for a call, Internet telephony ^, the transmission of voice data over the Internet, uses packet-switching technology, ^ which translates and divides voice data ^ into discrete packets of digital data that are transmitted individually over the Internet and then retranslated into voice data at their destination. These packets ^ of data travel through several ^ separate routes in order to reach their destination, which may ^ increase the chances of misrouting, and delays in transmission and reception. The software in our gateways connect the packet switched data transmitted over the Internet to ^ traditional public telephone networks in such a manner that virtually eliminates the delay in transmission normally involved in Internet voice transmission and the resulting pause and echo effect.

         Our Internet gateways enable us to route voice quality calls through our enhanced services platform to and from the country via the public Internet or private intranet networks such as a frame relay network. The cost of these calls is based on the local telephone rates for the country where the gateway is located. They are not based on internationally or local long distance rates.

         Our Leased Lines Network. We also lease international telephone lines to transmit calls. Our lease agreements obligate the carriers to ^ complete the transmission of calls routed by us to them at different rates for different countries and territories.

         With these agreements, we have access to more than 241 countries and territories. Leased capacity is typically obtained on a per-minute basis or point-to-point ^ basis. Our agreements are typically one-year agreements with 30-day cancellation rights by either party. Rates are based on volume and adjusted approximately every 30 days^. Our rates generally decline as volume increases. We are dependent on these carriers to ^ complete the transmission of our calls, and the loss of one or more of them as a source for ^ completion of our calls could have a material adverse affect on us. However, we believe there are numerous international long distance carriers that transport calls to the countries we desire to target and we believe we could replace ^ a carriers ^ if lost. If the rates of any replacement carrier are higher, or our existing carriers raise their rates, our profit margins would decrease. We may sell to other long distance carriers any excess line capacity we have. Excess line capacity is the remaining capacity on our telephone lines not used by us to ^ transmit our own calls during any given month.

         Our Third Party Contracts. Our success depends, in part, on our ability to continue to lease long distance telephone capacity from third parties at economic rates to serve the foreign countries we target. It also depends, in part, on our ability to maintain our contractual relationships with local ^ parties completing the transmission of our calls in those countries where we have Internet gateways. If we lose ^ these relationships, we believe we could replace them. However, it would cause a disruption of our business until they are replaced^, and the replacement leases or contracts may not be at favorable rates or on terms. ^

Growth Strategy

         While a large number of ^ companies specializing in the conversion of voice data to digital data for transmission over the internet, or Voice-Over-Internet-Protocol, have been formed in recent years, most focus on the build out and development of international ^ networks in the effort to capture ^ a high margin revenue base. We believe that in this very competitive landscape, offering many voice and data transmission options, leasing time (or purchasing minutes) on ^ Voice-Over-Internet-Protocol networks will quickly become a commodity business, as the various competitors whittle margins to gain growth and market share. ^

         We intend to leverage our position in the Internet ^ telephone communications market to make communications services readily available worldwide. ^ Our strategy includes the following key elements:

                  ^ Promote our services through direct sales and marketing and, through relationships with resellers and leading Internet hardware, software and content companies.

                  ^ In addition to minutes-based revenue, we intend to pursue new web-based revenue opportunities from banner and audio advertising.

                  ^ Strengthen and enhance ^ our brand recognition by cooperatively marketing ^ our Internet ^ telephone communications services with leading companies in other market segments.

         Many e-commerce sites have discovered the necessity of having a customer service representative talk with potential buyers. However, traditional 800 numbers are still relatively expensive, and require some effort on the part of the ^ customer to initiate the call. With ^ our "Phone-me-now" technology, a simple click of a button will connect the ^ customer with the seller's representative at very low rates. To further lower operating costs, we are exploring joint ventures with customer service centers in English speaking countries where wages are lower^ to make customer service ^ more affordable ^ for e-commerce companies.

Sales and Marketing

         We have developed a marketing strategy based on increasing customer traffic to our website and strengthening our brand name.

         Internet Advertising. We have taken a selective approach in our advertising strategy. We attempt to maximize the return from promotional expenditures by choosing advertising media based on the cost relative to the likely audience and ability to generate increased traffic for our website. We identify a country and customer group to whom we desire to market our virtual calling cards.

         We place advertisements on various websites and Internet portals frequently visited by this customer group in the United States and abroad. These advertisements usually take the form of banner ads that encourage readers to click through directly to our website. We believe that placing banner advertising on these websites and portals may significantly increase our targeted exposure to prospective customers and increase our name identity.

         Customer Electronic Mail Broadcasts. We actively market to our base of customers through e-mail broadcasts, which is an electronic form of mass mailing. All new virtual calling card purchasers are automatically added to our electronic mailing list. We e-mail messages on a periodic basis to our customers announcing new rates, new countries, new products and new features.

         Electronic Mail to Select Mailing Lists. We also deliver e-mail broadcasts to certain select mailing lists from time to time announcing pertinent information, including the addition of a new country, new products and rates.

         Other Methods. We will continually review other potential cost-effective methods of advertising and marketing our products and services through the Internet. Such methods may include the use of an affiliate program, chat rooms, video e-mail and other methods.

Customer Support and Service

         We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat purchases is dependent, in part, on the strength of our customer support and service operations and staff. Our customer support and service personnel are available ^ Monday through Friday from 8:00 a.m. to 9:00 p.m. Pacific Standard Time and Saturday from 10:00 a.m. to 6:00 p.m. Pacific Standard Time, via telephone. In addition, we provide e-mail support staff^ 24 hours a day, seven days a week. These services include pre and post-sales support ^ for orders and usage of our products and our customer service department ^ responds immediately.

         Our website has been designed around industry standard architectures to reduce downtime in the event of outages or catastrophic occurrences. Our website provides 24 hour a day, seven days a week availability. Our website operations staff consists of systems administrators who manage, monitor and operate our website. The continued uninterrupted operation of our website is essential to our business, and it is the job of the site operations staff to ensure, to the greatest ^ extent possible, the reliability of our website. We provide our own connection to the Internet through ^ voice and data network services provided by a company named Global Crossing. We believe that these telecommunications and Internet service facilities are essential to our operation and we anticipate upgrading these facilities as volume and demand for our service grow.

Technology

         We use a combination of our own proprietary software applications and commercially available licensed technology to conduct our Internet and telephone routing operations.

         Proprietary Technology. We have developed proprietary customer software which permits a customer to purchase ^ and receive our virtual calling ^ cards on our website by using a credit card ^. We have also developed proprietary customer software to allow our world access virtual calling cards and phone collect PINs to initiate calls through regular telephone lines using our website and enhanced services platform^. We have also developed various proprietary credit and fraud management applications, which aid us in checking credit and limiting fraudulent transactions.

         Our engineering staff consists of software development engineers and consultants based on our wholly owned subsidiary in Sri Lanka. We historically have developed and expect to continue to develop proprietary software internally. Our engineering strategy focuses on the development of our website, which includes the enhancement of features and functionally of our existing software components, the development of additional new software components, and the integration of off-the-shelf components into our systems.

     Commercially Available Licensed Technology. Our strategy has also been to license commercially available technology whenever possible rather than seek a custom-made or internally-developed solution. We believe that this strategy enables us to reduce our operating costs and to respond to changing demands due to growth and technological shifts. This strategy also allows us to focus our development efforts on creating and enhancing the specialized, proprietary software applications that are unique to our business. Listed below are some of our key architectural components:

              High speed links to the Internet through Global Crossing's ^ network services;
              Dell clustered Servers for web and data base applications running Windows NT, Linux and Microsoft SQL Server 7.0; Microsoft Internet Information Server 4.0 has been chosen for its ability to secure sensitive customer information through SSL encryption; and Microsoft SQL Server 7.0 is a relational database. All customer names and addresses, PINs, number of purchases and call records are stored within this database.

         We depend on a Internet service provider to provide Internet access to us and our customers. ^ The parties responsible for completing the transmission of our calls in foreign countries also rely on local Internet service providers for access to the Internet in their countries. If we lost our connection with our Internet service providers, we could not sell our virtual calling cards through our website, and web initiated calls could not be made by our customers, until the connection was reestablished. If a local ^ party responsible for completing the transmission of our calls in a foreign country loses its Internet connection, we could not route calls over the Internet to that destination until the connection was reestablished. These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

         Our customers also rely on Internet service providers for access to the Internet. If our customers cannot access Internet, they cannot access our website to purchase virtual calling cards or make web initiated calls.

Government Regulation

         Regulation of the Internet. The United States Congress and the Federal courts have taken actions that, in some cases impose some forms of regulation on the Internet, and in other cases protect the Internet from regulation. ^ This includes restrictions on some forms of content placed on the Internet. These regulations have had mixed success in the Federal courts. ^ Conversely, Congress passed legislation in 1998 that imposed a three-year moratorium on the imposition of new taxes on Internet transactions. At the same time, numerous new bills have been proposed that would further regulate various aspects of Internet commerce, and ensure the continued deregulation of others. It is impossible to say at this time whether and to what extent the Internet may ultimately be regulated by the United States government.

         The European Union has also enacted several directives relating to the Internet, including one permitting European consumers to sue in their own country persons from another country retailing goods over the Internet. On the other hand, the G8 countries have recommended that digital products (such as our virtual calling cards) should be exempt from all import taxes and custom duties. As with the United States Congress, the European Union, and the governments of individual foreign countries, are actively considering propose legislation that could result in new regulations on the Internet. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, jurisdiction to sue, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of Internet and related technologies. As a result, these laws do not contemplate or address the unique issues of the Internet and related technologies.

         Potential Regulation of Internet Telephony. To our knowledge, there are currently no domestic and few international laws or regulations that prohibit the transmission of voice communications over the Internet. If Congress, the FCC, state regulatory agencies or governments of other countries impose substantial regulations relating to Internet telephony, the growth of our business could be adversely affected. In the United States, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation telecommunication services provided over the Internet. State public utility commissions may also attempt to regulate the provision of intrastate Internet telephony services. In late 1998 and early 1999, however, the FCC issued two decisions that suggest that all transmissions over the Internet may be jurisdictionally interstate, and these decisions may restrict the ability of state public utility commissions to regulate Internet telephony. Recently, however, a Colorado court ruled that Internet ^ telephone service companies would be subject to payment of originating and terminating access charges to the incumbent provider. Imposition of such charges on our services would increase our costs. Internationally, a number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony.

         On April 10, 1998, the FCC issued a Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act. In the Report, the FCC indicated that it would examine the question of whether any forms of "phone-to-phone" Internet Protocol telephony are information services, which are unregulated, or telecommunications services, which are fully regulated. The Report noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements. The FCC did, however, note that the record before it suggested that some forms of phone-to-phone Internet telephony appear to have the same functionally as non- Internet Protocol telecommunications services.

         While the FCC found that it needed a more complete record to establish new rules, it tentatively concluded that providers of phone-to-phone Internet telephony services should be treated like other providers of telephone service. This means that they should be required to make payments into Federal universal service subsidy programs. To date, the FCC has taken no further action, and has not imposed this obligation on Internet telephony providers. It may do so at some time in the future, however, and such a decision could have a material adverse effect on our business, increasing our costs, and the price at which we can offer our Internet telephony services.

         Regulation of Leased Lines and Carriers. When we lease long distance telephone capacity from third-party carrier, we rely on them to comply with local laws and regulations. We have no control over the manner in which these companies operate in these countries. Foreign regulatory, judicial, legislative or political entities may raise issues regarding the compliance of these companies with local laws or regulations, or limit their ability to carry our calls.

         State Laws. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues could reduce demand for our services or increase the cost of doing business. In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with their laws. We are qualified to do business in Nevada, Florida, Colorado, California and Texas only, the failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, financial condition and operating results.

         Sales Taxes. We do not currently collect sales or other similar taxes for virtual calling cards or other services sold through our website, other than for virtual calling sold to Texas residents. However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in Internet commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of online commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of virtual calling cards or services on our system could have a material adverse effect on our operations.

         Legislation imposing a moratorium on the ability of states to impose new taxes on Internet-based transactions was passed by the United States Congress in 1998. The tax moratorium will be in effort only until October 2001 but moratorium expires at the end of its three-year term, there can be no assurance that the moratorium could allow various states to impose new taxes on Internet-based commerce. The imposition of such taxes could have a material adverse effect on our business, financial condition and operating results. The same legislation that imposed the moratorium also established an Advisory Commission to consider methods by which states could impose sales taxes on Internet transactions.

Competition

         With respect to prepaid calling cards, we compete with many of the largest telecommunications providers, including AT&T, MCI WorldCom, Cable & Wireless and Sprint. These companies are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. We also compete with smaller, emerging carriers in the prepaid calling card market, including Ursus Telecom Corporation, RSL Communications, IDT Corp. and ValuComm Communications Corp. We may also compete with large operators in other countries. These companies may have larger, more established customer bases and other competitive advantages. Deregulation in other countries could also result in significant rate reductions. We believe that additional competitors will be attracted to the prepaid card market. These competitors include Internet-based service providers and other telecommunications companies. Competition from existing or new competitors could substantially reduce our revenues from the sale of these cards. A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations.

         An increasing number of large, well-capitalized companies are entering the market for Internet telephony products and services. As a result, we may not be able to compete effectively with our competitors in this market, or to increase our customer base. Various major long distance providers, including AT&T, Bell Atlantic Corporation and Deutsche Telekom AG, as well as other major companies, including Motorola, Inc., Intel Corporation and AOL-Time Warner, Inc., have all entered or plan to enter the Internet telephony market, in some cases by investing in companies engaged in the development of Internet telephony products. Our competitors also include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers. Net2Phone, Delta Three, ITXC Corp., iBasis, Inc., and MCI WorldCom provide a range of Internet telephony services to consumers and businesses that are similar to the ones we offer. Several other companies, including AT&T, Sprint and Qwest Communications, have announced their intention to offer these services on a wider bases in both the United States and internationally.

         In addition, we compete in the market for Internet ^ telephone services with companies that produce software and other computer equipment that may be installed on a user's computer to permit voice communications over the Internet. Current Internet telephony products include VocalTec Communications, Ltd.'s Internet Phone, QuarterDeck Corporation's WebPhone and Microsoft's NetMeeting. Also, a number of large companies, including Cisco Systems, Inc., Lucent Technologies, Inc., Northern Telecom Limited, Neura Communications, Clarent Communications and Dialogic Corp. offer or plan to offer server-based Internet telephony products. These products are expected to allow communications over the Internet between parties using a multimedia PC and a telephone and between two parties using telephones.

     We believe that the principal competitive factors affecting our market in no particular order are;

              price and rates;
              quality of transmission;
              product accessibility and ease of use;
              customer service;
              brand recognition;
              website convenience and accessibility;
              targeted marketing directly to probable users of the services; quality of search tools; and system reliability.

         Increased competition may result in reduced operation margins, loss of market share and diminished value in our brand. We cannot assure you that we will be able to compete successfully against current and future competitors. As a strategic response to changes in the competitive environment, we may, from time to time, make certain prices, service or marketing decisions that could have a material adverse effect on our business, financial condition and operating results.

         New technologies and the expansion of existing technologies may increase competitive pressures by enabling our competitors to offer lower-cost services. Certain web based applications that direct Internet traffic to other websites may channel users to services that compete with us. In addition, companies that control access to transactions through network access or web browsers could promote our competitors or charge us substantial fees for inclusion. The occurrence of any of these events could have a material adverse effect on our business, financial condition and operating results.

Our New Product Lines

         Whoofnet.com

         iDial Networks wholly owned subsidiary, Whoofnet.com, holds offices in Florida, London and Sweden. Whoofnet.Com, Inc.^ is a network of interactive services, web brands ^, e-commerce services and marketing services. Similar to web-sites such as Yahoo, Whoofnet.Com provides ^ a central site where a customer can access third party content^ by using Whoofnet.Com's Web search and directory services, community and personalization features, personal Web publishing, and online shopping. Whoofnet.Com seeks to draw a large number of viewers to its web sites by providing a one-stop destination for information, communication and shopping services on the Web. The company will generate revenue through a variety of sources including, but not limited to, selling advertising and sponsorships, electronic commerce and by licensing its products and technology. Whoofnet.Com is ^ also an Application Service Provider, which is a company that develops software application that are delivered to customers over the Internet, and has several Internet brands including Whoofnet.Com portal, WhoofBiz, WhoofTelCo and WhoofMail. Through its strategic alliances, Whoofnet will develop and offer easy to deploy, end-to-end e-commerce solutions for companies operating in the ^ Internet market.

         ^ In addition to Whoofnet.com's internet site, it also provides marketing services to test and market products to customers, such as the iDial Gold Advantage Card. Our strategy is to use Whoofnet.com to market goods and services for itself and others with emphasis on the European market. This strategy will produce income from actual sales made by Whoofnet or those with whom we are allied.

         iDial Gold Advantage Card

         ^ The iDial Gold Advantage Card is an ATM/Debit Card that offers an extensive Consumer Benefits Package. It is an inexpensive, fast and secure way to transfer funds domestically and internationally. It is a reloadable debit card that can be used at ATM's all around the world. It can be used to buy gas, groceries or other items from merchants with debit card capability and has an extensive Consumer Benefits Package offering savings on pharmacy, vision, dental, hearing, travel, gifts, vitamins, and more. iDial Gold Advantage Card comes with a primary card and a family card enabling them to save up to 75% on National and International money transfers. The customer receives ^ two (2) identical cards when they join the program. The second card can be used to transfer money domestically or internationally, just by forwarding the second card to a family member or friend anywhere in the world. This enables the second cardholder to withdraw funds from any ATM machine worldwide.

         Fax Messaging

         2Sendit.com Inc. is an established fax-messaging provider for the information dissemination market. Fax messaging is simply the process of delivering mass mailings via facsimile. Due to today's desire for immediate delivery of information, fax messaging has become a popular means to deliver information quickly.

         Fax Messaging has emerged as a low cost source of communication for companies to get a message out, where messages range from newsletters to restaurant menus. Fax messaging has proven to a less expensive than traditional mail. Traditional mail remains as a popular choice for getting a message out, however, with costs of postage, envelope and printed material all necessary pieces, today's budget constraints find that these expenses limit the number of recipients. Fax messaging provides a low cost, high volume method of getting the same material out of the recipients. An underlying benefit is that the results are almost immediate. While a traditional mail piece may take up to a week to deliver, fax messaging usually takes less than an hour to reach the same audience. Fax messaging also has a cost related only to completed messages. With traditional mail, the cost is paid up front and there are no refunds for lost mail, unused postage, or damaged material.

         Products

         Fax messaging is simply the ability to send a message via facsimile to an intended recipient. Customer normally provide a recipient list, however, we do provide lists for some customers. We do offer additional services such as database management, fax removal, and limited email messaging.

         Growth Strategy

         While several fax messaging companies have emerged in the recent years, many others have been unable to sustain volume and have subsequently merged with competitors. We have chosen to maintain a slow growth cycle by adding customers through new advertising and marketing. We offer highly competitive rates along with the capacity to complete jobs in a timely manner.

     We use the following websites as a primarily method of advertising:

     a)       www.2sendit.com
     b)       www.2faxit.net
     c)       www.2faxitnow.com
     d)       www.mailing-solutions.com
              -------------------------

     2sendit.com is also researching the possibility of merging with competitors as a method of growing the business.

     Technology

     2sendit.com uses licensed software along with both Dialogic and Brooktrout fax cards. These cards are connected to third party high capacity digital lines. This technology allows the mass transmission of faxes through each fax server.

     Governing Laws

         While the laws of each state are changing daily, most of the governing laws are federal. 2sendit.com works with each municipality to make sure that it is in full compliance with these changing laws. 2sendit.com makes sure that each transmission has the required pieces of information on it before sending. The federal laws require that each fax have the sender information as well a method for removal.

^ Employees

As of June 30, ^ 2001, we had ^ 20 full-time and ^ 6 part-time employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employees relations to be good.

         Our future performance depends in significant part upon the continued service of our key technical and senior management personnel, none of whom are bound by an employee agreement requiring service for any defined period of time. The loss of services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we can retain our key personnel in the future.

^

         We maintain a facility of approximately ^ 1,300 square feet at 5825 Sunset Blvd., Suite ^ 202, Hollywood, CA 90028. The rent for this facility is approximately ^ $1,625 per month and is leased on a month-by-month basis.

         We maintain our administrative offices at ^ 10800 E. Bethany Drive, Aurora, CO 80014 for use by our wholly owned subsidiary 2sendit.com. The facility is approximately ^ 1,038 square feet. The rent is approximately ^ $1,340 per month. ^

         We maintain a facility in Colombo, Sri Lanka of approximately 2,500 square feet. The rent is approximately $1,500 per month and is used as a customer service and R&D staff facility.

         We believe that our space is adequate for our current needs. As we expand, we expect that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. We also believe our property is adequately covered by insurance.

Legal Proceedings

         We occasionally become involve in litigation arising out of the normal course of business. There are no legal proceedings against us at this time.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Introduction

         We were incorporated in May 1997 as a Nevada Limited Liability Corporation as WoodComm LLC. In April 1999 WoodComm LLC was reorganized from an LLC to a Nevada Corporation WoodComm International, Inc.

         In December 1999, Desert Springs Acquisition Corporation acquired all of the issued and outstanding common shares of WCI in exchange for 18,007,500 shares of common stock of Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization (a reverse acquisition with WCI as the acquirer). WCI is considered the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs only assets and liabilities consisted of a liability for $80,346. The liabilities were not assumed in the merger.

         In January 2000, Desert Springs Acquisition Corp moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc., a Nevada corporation.

         We developed an international Voice-Over-Internet-Protocol, also know as Voice-Over-Internet-Protocol, telecommunications service business. In August 2000 we began to expand and change over business model. In August 2000, we purchased an Internet portal and marketing company Whoofnet.com. In November 2000, we purchased 2sentit.com, an enhanced service provider providing enhanced communications services. We own a 100% interest in both acquisitions and have consolidated the financial position and results of operations in the accompanying financial statements.

Revenues

         We derive our revenues from two different sources, through the direct sales of our products over the Internet and through our own direct sales force and secondly through the wholesale of our products and services through independent retail and wholesale channels of distribution. Revenues from the sale of our phone card products, whether sold directly by us or through our independent retail and wholesale channel, are deferred and recognized as calling services are used. All other products revenues are recognized as the product upon shipment and invoicing of the product to the customer.

         All Internet sales of our products are made over the Internet primarily through credit card purchases. We use credit card processing companies to verify credit cards.

         Accounts receivable consists of amounts owed by our retail and wholesale channel relating to product sales. At December 31, 2000 and 1999, three companies accounted for 46% and less than 1% of total accounts receivable. At December 31, 2000, two companies accounted for 36% of total accounts receivable, while one receivable accounted for 72% of accounts receivable on December 31, 1999. Customers purchase our Internet products primarily using major credit cards, which are reimbursed by credit card processing companies. Accordingly, we do not routinely perform on-going credit evaluations of our Internet customers, but do perform evaluations of our credit card processors. Our receivables are generally unsecured. During 1999, one customer accounted for more than 50% of total sales. During 2000, no one customer accounted for more than 10% of total sales.

Expenses

         Selling, general and administrative expenses consist of advertising and promotional expenditures, payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expenses. Selling, general and administrative expenses increased to $6,089,088 for 2000 from $543,896 for 1999. These expenses for 2000 included a non-cash charge of $3,530,615 for the value of stock issued at fair market value to officers and directors for compensation ($977,115) and to various consultants for services ($2,553,500) (see Note 8 to Notes To Consolidated Financial Statements). During 2000, our capital expenditures and payments on capital leases totaled $200,074. These expenditures and payments on expenditures were $26,561 during 1999. As we continue to grow, we expect to expand our infrastructure by increasing our capital expenditures and leases. We expect these expenditures will represent a smaller percentage of sales as our sales volume grows.

     Since inception, we have incurred significant losses and, as of December 31, 2000, had an accumulated deficit of $8,422,736. We expect operating losses and negative cash flow to continue through at least the second quarter of 2001. We expect to incur additional costs and expenses related to:

     - marketing and advertising related to product sales and brand development;
     - purchases of equipment for our operations and network infrastructure;
     - the expansion of our telecommunications network into other countries;
     - the continued development of our website transaction processing and network infrastructure;
     - development and improvement of additional products and services;
     - the hiring of additional personnel; and
     - the payment of commissions to various Internet companies for marketing products to their customers.

     We have a limited operating history on which to base an evaluation of our business and prospects. You must also consider our prospects in light of the risks, expense and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as e-commerce. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of growth. To address these risks, we must, among other things, maintain and expand our customer case, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and systems that we use to process customers' orders and payments, improve our Web site, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot assure stockholders that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

Results of Operations

The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:

                                                    Year ended December 31,                Six Months ended June 30,
                                                    -----------------------                -------------------------
                                                          1999               2000                 2000           2001
                                                          ----               ----                 ----           ----
Total revenue                                           100.0%             100.0%                100.0%         100.0%

Cost of sales                                            95.3              115.2                (123.3)        (127.0)
                                                         ----              -----                -------        -------
Gross margin                                              4.7              (15.2)                (23.3)         (27.0)

Selling, general and administrative                      34.5              338.9                  72.0           56.6
                                                         ----              -----                -------        -------
Operating loss                                          (29.8)            (354.1)                (95.3)         (83.6)

Interest expense                                         (5.8)              (8.7)                 (4.8)          (1.4)

Net loss                                                (35.6)            (362.8)                    -              -

Other Comprehensive Loss                                    -               (2.3)                    -              -

Comprehensive Loss                                      (35.6)%           (365.1)%              (100.1)         (85.0)
                                                        ======            =======               =======       ========

Comparison of Six Months Ended June 30, 2001 and 2000

         Sales increased $1,857,079 or 228% for the six months ended June 30, 2001 compared to the six months ended June 30, 2000. This is primarily attributable to the increase in revenue related to the acquisition of Whoofnet.Com ($11,418) and 2Sendit.com ($1,574,633) and the expansion of our VoIP calling services ($271,028).

         Selling, General and administrative expenses increased $926,549 or 158% for the six months ended June 30, 2001 compared to the same period in 2000. This increase is primarily due to the increase in depreciation and amortization expenses of $1,181,419 or 789% for the six months ended June 30, 2001 compared to the same period in 2000. This increase is primarily related to the increase in depreciation from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and 2Sendit.Com.

         Gross profit for the period decreased from approximately (23.3%) in 2000 to (27.0%) in 2001. This decrease is primarily related to the decrease in gross profit attributable to certain foreign country regulation over our VoIP network.

         Comprehensive loss increased to $2,271,265 or 179% for the six months ended June 30, 2001 compared to the six months ended June 30, 2000. This increase is primarily related to the increase in depreciation from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and 2Sendit.Com.

Comparison of Years Ended December 31, 2000 and December 31, 1999

         Sales. Sales increased to $1,796,897 million for the year ended December 31, 2000 from $1,575,826 for 1999 as a result of the growth of our network and retail customer base. This represents a 14% increase over 1999 as a result of this growth.

         Cost of Sales. Cost of sales consists primarily of the costs of termination of long distance traffic over our networks and the wholesale cost of products purchased for resale by us. Cost of sales increased to $2,069,574 (including $461,743 of depreciation) for the year ended December 31, 2000 from $1,502,036 (including $113,333 of depreciation) for 1999. This $567,538 increase was primarily attributable to our increased sales volume in both retail and wholesale. Gross profit was (15%) in 2000 compared to a gross profit of 5% in 1999. This 20% decrease was primarily attributable to an increase of depreciation due to the expansion of our VoIP network. We expect the dollar amount of cost of sales to increase in future periods to the extent that our sales volume increases.

         Selling, General and Administrative. Selling, general and administrative expenses consist of advertising and promotional expenditures, payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expenses. Selling, general and administrative expenses increased to $6,089,088 for 2000 from $543,896 for 1999. These expenses for 2000 included a non-cash charge of $3,530,615 for the value of stock issued at fair market value to officers and directors for compensation ($977,115) and to various consultants for services ($2,553,500) (see Note 8 to Notes To Consolidated Financial Statements). Non-cash depreciation and amortization expense increased to $1,378,354 from $149,679 in 1999 as a result of the Whoofnet.com and 2Sendit.com acquisitions. Excluding these non-cash items, selling, general and administrative expenses increased to $1,180,119 in 2000, from $430,563 in 1999. This increase is attributable to including Whoofnet.com and 2Sendit.com's selling, general and administrative expenses from the date of acquisition. Selling, general and administrative expenses are expected to decrease as a percentage of revenue in future periods because our existing company infrastructure will allow increases in revenues without having to incrementally add overhead. However, we expect these expenses to increase in absolute dollars as we continue to pursue advertising and marketing efforts, expand our network termination locations worldwide, expand our staff and incur additional costs related to the growth of our business and being a public company.

         Other Expenses. Other expenses consist of a $156,630 of interest expense in 2000 from $90,654 in 1999. The increase is primarily due to additional capital lease obligations.

         Net Loss. We incurred a net loss of $6,518,396 for the year ended December 31, 2000 as compared to $560,760 for 1999. The net loss for 2000 was affected by non-cash charges of $3,530,615, non-cash depreciation and amortization charges of $1,378,354 and interest expense of $156,630, as described above.

         Income Taxes. As of December 31, 2000, we had approximately $7,375,000 of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2011. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its future reliability. Limitations on the utilization of these carryforwards may result if we experience a change of control, as defined in the Internal Revenue Code of 1986, as amended, as a result of changes in the ownership or our common stock.

Liquidity and Financial Position

         During the six months ended June 30, 2001, our net cash from operations was $80,968, attributed to a net loss of $2,271,265 mitigated by non cash charges for depreciation and amortization of $1,331,098. The shortfall was primarily funded through accounts payable.

         As of December 31, 2000, we had approximately $67,410 of cash and cash equivalents. As of that date, our principal commitments consisted of obligations under leases and contracts for long distance transmissions.

         Net cash used in operating activities was $723,442 for the year ended December 31, 2000 and $31,246 in 1999. Net cash used in operating activities for 2000 and 1999 primarily consisted of net operating losses as well as increases in other assets, offset by depreciation and amortization, non-cash charges for stock issued for services and compensation, increases in accounts payable, accrued expenses and accrued interest.

         Net cash from (used in) investing activities consists of additions to property and equipment, including computer equipment, cash from acquisitions, fax equipment and Internet gateways for voice over the Internet transmission. Net cash from (used in) investing activities was $103,003 for the year ended December 31, 2000 and $(26,651) in 1999.

         Net cash provided by (used in) financing activities was $676,368 for the year ended December 31, 2000 and $(49,115) for 1999. Net cash used in financing activities for 2000 was impacted by an increase in stockholder loans and proceeds from the issuance of common stock.

         iDial currently is in the process of raising the necessary capital for continuing its growth through the following activities:

1. Bank Loan - we expect to close on a facility that provides the necessary capital for continuing operations. Negotiations are currently taking place to secure the loan.

2. Acquisition - We will pursue acquisition opportunities to rapidly expand its revenue and profits. This will also strengthen our cash flow and operating position.

3. Financing - We continue to seek additional debt or equity sales from time to time.

         In July 2001, we issued an 8% convertible note in the principal amount of $750,000 to an unrelated investor, Laurus Master Fund, Ltd. Net proceeds of $610,750 (after legal fees of $61,500, a fund managers fee of $75,000 and other expenses of $3250) is being used to fund working capital and expansion.

The company commenced a review of its operations in January 2001 and instituted a program to consolidate the operations and reduce or eliminate redundant and certain other costs. Included in such costs are the expenses related to office facilities (approximately $14,000 per month), internet charges and telephone line expenses (approximately $4,000 per month), and the elimination of outsource mail server costs (approximately $25,000 per month). In addition, the company reduced payroll and related fringe benefits costs (approximately $12,000 per month) and renegotiated its carrier agreement in June 2001 to reduce the related costs 14%. The impact of these cost reductions commenced in the 2nd Quarter of 2001 and the full effect should be reflected in the company's 3rd Quarter 2001 results. The company anticipates achieving positive cash flow by the 2nd Quarter of 2002. The company also anticipates quarterly revenue of $1,300,000 or more on a going forward basis which will allow the company's cash flow to improve.

We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of debt and/or equity instruments. Currently, we are discussing with Laurus Master Fund, Ltd. the possibilities of additional financing. However, no formal agreements have been reached and no assurances can be given that such financing will be forthcoming.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

         The following table sets forth the names of all of our current directors and executive officers as of June 18, 2001, with each position and office held by them and their periods of service in the capacities listed.

                                                                                   Month and Year
                                                                                   First Elected
            Name                 Age           Position With the Company            or Appointed
            ----                 ---           -------------------------            ------------
^
Mark T. Wood                     40     Chairman of the Board ^, Chief             January 2000
                                        Executive Officer, President & Secretary
Carl K. Battie                   44     Vice Chairman                              August 2000 ^
Klaus Scholz                     50     Chief Operating Officer, Treasurer  and  ^ January 2000
                                        Director
Edward J. Janusz                 52     Director                                 ^ January 2000
Gerald Lesher                    62     Director                                   August 2000 ^
Thomas G. Seifert, CFO           29     Chief Financial Officer                    December 2001 ^



         Mark T. Wood, Chairman of the Board. From 1996-1997, Mr. Wood was Vice President and General Manager of Loxcomm America, Inc. From 1995-1996, Mr. Wood was the Chief Operating Officer of WorldQuest Networks^. From 1992-1995, Mr. Wood was the Vice President of International Sales at Intellical, Inc.^

         Carl K. Battie, Vice Chairman. Mr. Battie's skills as an achievement-oriented business professional experienced in strategic traditional marketing, sales and public relations encompass the past 24 years. Mr. Battie consistently identifies and capitalizes upon new product/business opportunities resulting in increased revenue, expanded market penetration and dominant market share. Mr. Battie also specializes in developing cross promotion platforms integrating current business relationship models as well as bringing in new partners for maximizing expansion and exposure. Through entrepreneurial initiative, Mr. Battie has developed and executed many large comprehensive sales and marketing programs. Most of his clients include large national and multi-national companies in the United Kingdom such as British Gas, London Electricity, Easter Electricity, ACC Telecom (part of AT&T) and BUPA, the largest private healthcare provider in the United Kingdom.

         Klaus Scholz, Chief Operating Officer and Director. Mr. Scholz joined iDial in 1999 and has been responsible for the network operations of company. A native of Germany, Mr. Scholz has held several senior management positions in international technology companies. He served for 10 years as Country Manager, Southeast Europe for Hewlett Packard before moving to Asia in 1987. In Thailand, he became Managing Director of Semiconductor Ventures International LTD, a publicly traded company. In that capacity, he worked with the Chinese government to improve quality and safety standards for the Taiwanese semiconductor industry. Mr. Scholz also served as Vice President, Business Development for Loxley Public Companies, Ltd., a publicly traded international conglomerate based in Bangkok, Thailand.

         Edward J. Janusz, Director. Mr. Janusz is a seasoned sales and operations executive serving the Company as a Director. Since 1997, Mr. Janusz has been the Vice President of Cap Gemini, a leading worldwide IT consulting firm serving Fortune 500 companies.

        Gerald Lesher, Director. Mr. Lesher is a practicing licensed attorney in Pennsylvania and Florida. He was the Senior Partner, for Baskin & Sears (Pittsburgh), for bankruptcy, corporate reorganization and banking litigation and the manager for the Palm Beach Office of Lesher, Allen & Macmillan in Palm Beach (Florida). Mr. Lesher was also the founder and Chairman of Sterling Bank, Florida. Mr. Lesher has developed numerous business plans for clients and a variety of industries. He concentrates on commercial litigation, bankruptcy, banking, real estate, real estate broker, corporate, and entertainment areas; Mr. Lesher was lead counsel for 17 banks in Western Pennsylvania and specializes in business plans for domestic and international clients. He has strong negotiating skills and substantial negotiating experience.

         Thomas G. Seifert, CFO. Mr. Seifert is a graduate of Colorado State University and graduated with a Bachelor's of Science in Finance with a minor in Accounting. Mr. Seifert has worked as the controller for Integrated Telephony Products, Inc., as well as controller for Mountain Vacations, Inc. and assisted with the sale of each company to a publicly trading company. He was also a cofounder of 2Sendit.com, Inc.

         ^ Directors are elected and serve for a term of two years or until a successor is duly elected, unless the office is vacated in accordance with our Articles of Incorporation. The directors have served in their respective capacities since their election or appointment and will serve until the next election of directors. The executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal with or without cause by the directors.

         There are no family relationships between any directors or executive officers.

                             EXECUTIVE COMPENSATION

         The following table is a summary of the compensation paid to our Chief Executive Officer and each executive officer that earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                             Annual Compensation                     Compensation Awards
                                                                                       Securities Under
                                                                                           Options
  Name and Principal                                               Other Annual          Granted/SARs           All Other
        Position          Year       Salary($)  Bonus($)         Compensation ($)        Granted (#)         Compensation ($)
        --------          ----       ---------  --------         ----------------        -----------         ----------------

Mark T. Wood,* Chief       2000        Nil           Nil                Nil                  Nil                   Nil
Executive Officer          1999        Nil           Nil                Nil                  Nil                   Nil
                           1998        Nil           Nil                Nil                  Nil                   Nil


         We have never issued stock appreciation rights.

         We did not issue options in the last fiscal year.

         None of our officers exercised any options in the last fiscal year.

         * We have not had the resources to compensate Mark T. Wood for his services as our Chief Executive Officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have ^ entered into ^ the following related transactions with our directors, officers, or ^ affiliates:

         Mauricio Vega, a shareholder of the Company, loaned the Company $100,000 on June 22, 2000.

         Mark Wood, the Company's Chairman of the Board, loaned the Company a total of $1,232,797 in various loans from December 31, 1999 through December 2000.

         Karl Rodriguez, a shareholder of the Company, loaned the Company $44,820.50 on May 27, 2000.

         Charmon Malhotra, a shareholder of the Company, loaned the Company $7,500 on July 18, 2000.

         Carl Battie, the Company's Vice Chairman of the Board, loaned the Company $242,043.10 in various loans from September 14, 2000 through December 13, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of July 1, 2001 information about the amount and nature of beneficial ownership of the common stock held by:

         o Each person who we know is a beneficial owner of more than 5% of our outstanding common stock;

         o    Each person who is a director or executive officer of iDial; and

         o    All of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes generally voting powers and investment power with respect to securities. We believe that each individual named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him, subject to community property laws, where applicable and except where otherwise noted.

         Beneficial ownership is calculated based on ^ 87,144,454 common shares issued and outstanding as of ^ June 30, 2001, under Rule 13d-3(d) of the Securities Exchange Act of 1934. Shares subject to unexercised options, warrants, rights or conversion privileges exercisable within 60 days of June 18, 2001, are deemed outstanding for the purpose of calculating the number and percentage owned by that person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The first column of the following chart represents the total number of actual outstanding shares owned by the named individual, including options and warrants exercisable within 60 days of March 31, 2001.


                                                   Total Amount
Name of                                           of Beneficial     Percent of
Beneficial Owner                                    Ownership         Class
Mark T. Wood, Chairman of the Board
19009 Preston Road, Suite 215 PMB #236
Dallas, TX  75252                                 18,100,000          ^ 20.8%
                                                                        -----

Carl K. Battie, Vice Chairman
7771 W. Oakland Park Blvd, Suite 217
Sunrise, FL  33351                                13,100,000            15.0%

Klaus Scholz, Director and COO
19019 Preston Road, Suite 616
Dallas, TX  75252                                  3,040,000             3.5%

Thomas G. Seifert
1211 S. Parker Road, Suite 201
Denver, CO  80231                                  1,463,204             1.7%

Edward J. Janusz, Director
7 Lacewing Place
The Woodlands, TX                                    100,000             0.01%

Gerald Lesher
1555 Palm Beach Lakes Blvd., Suite 1510
West Palm Beach, FL  33404                         1,200,000             1.4%

All Directors and Officers Total                  37,003,204          ^ 42.4%
                                                  ----------      -   -------


George V. Stein
1640 E. Layton
Englewood, CO  80110                               5,000,000             5.7%

Lynn Lasarow
18 Tobacco Road
Weston, CT  06883                                  4,000,000             4.6%

David Lifson
1930 Young Street, Box 1182
Toronto, Ontario
CANADA                                             7,054,710             8.1%

         ^ To our knowledge, there are no arrangements that may, at a subsequent date, result in a change in control of iDial.

                               SELLING STOCKHOLDER

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, the selling stockholder will not continue to own any shares of our common stock.

         The following table also sets forth the name of the selling stockholder who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by the selling stockholder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock the selling stockholder will own after the offering, assuming it sells all of the shares offered.

                Total Shares of
                Common Stock    Total
                Issuable Upon   Percentage of   Shares of       Beneficial                      Beneficial      Percentage of
                Conversion of   Common Stock,   Common stock    Ownership       Percentage of   Ownership       Common
                Notes and/or    Assuming Full   Included in     Before the      Owned Before    After the       Stock Owned
Name            Warrants (2)    Conversion(2)   Prospectus(1)   Offering(2)     Offering        Offering (3)    After Offering (3)

Laurus Master   27,354,166        23.89%        upto             4,576,895         4.99%             --                 --
Fund, Ltd.                                      $1,057,333
                                                worth of
                                                common stock

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible note is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

          (1) Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

          (2) Assumes that the 80% average of the three lowest closing prices of our common stock for the thirty days immediately prior to this conversion date is $0.0424. Includes 166,666 shares underlying warrants that are currently exercisable at an exercise price of $0.064 per share. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

          (3) Assumes that all securities registered will be sold.

                              PLAN OF DISTRIBUTION

     The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o    An exchange distribution following the rules of the applicable exchange.

o    Privately negotiated transactions.

o    A combination of any such methods of sale any other lawful method.

The selling stockholder may also engage in:

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

The selling stockholder may not engage in short sales or sales of shares not previously owned

     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder is, and any broker-dealers or agents that are involved in selling the shares may be, considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because the selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling stockholder and its officers, directors, employees and agents, and each person who controls the selling stockholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                                 DESCRIPTION OF
                                OUR CAPITAL STOCK


     Common Stock

     Our authorized common stock consists of 500,000,000 shares of common stock, par value ^ $.001 per share. The holders of common stock are entitled to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of stockholders and, upon winding up or liquidation, to receive those of our assets that are distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds.

     Preferred Stock

     Our authorized shares of preferred stock consists of 30,000,000 shares, par value of ^ $.001 per share. Our directors are authorized by our Certificate of Incorporation to issue preferred stock in one or more series and to create and attach special rights and restrictions to a series of shares. No shares of preferred stock have been issued.

     Warrants

     Set forth below is a table showing the number of warrants to purchase our common stock that are outstanding as of July 1, 2001, the exercise prices payable upon an election to exercise, and the term of each of these warrants:

                        Currently       Exercise
Original Issue Date     Outstanding     Price/share     Expiration

July 6, 2001 (1)         166,666        $0.064          July 6, 2006

        Total            166,666
                         =======

Registrar and Transfer Agent

         The registrar and transfer agent of our common stock is Madison Stock Transfer, Brooklyn, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately ^ 113,411,120 shares of common stock outstanding, assuming the conversion of all convertible notes at current market prices and the exercise of all warrants held by the selling stockholder. The shares to be sold by the selling stockholder in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately ^ 113,411,120 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

         Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

            HOW TO OBTAIN MORE INFORMATION ABOUT IDIAL NETWORKS, INC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549^ at prescribed rates. You may obtian information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling stockholder. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling stockholder, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Sichenzia, Ross, Friedman & Ference LLP, New York, New York.

                                     EXPERTS

         Kenneth Lieberman, CPA, P.A., independent auditors, have audited our consolidated financial statements as of December 31, 2000, and for the year then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

         Enrhardt, Keefe, Steiner & Hottman , P.C. , independent auditors, have audited our consolidated financial statements as of December 31, 1999, and for the year then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.


                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

         We changed our independent auditors from Enrhardt, Keefe, Steiner & Hottman, 7079 E. Tufs Ave., Suite 400, Denver, Colorado 80237-24843 to Kenneth Lieberman, CPA, P.A., 9690 West Sample Road, Suite 202, Coral Springs, Florida 33065. There has been no disagreement with any auditor about any item. No adverse opinion, disclaimer of opinion or opinions qualified or modified as to any uncertainly, audit scope or accounting has been rendered, issued or expressed, during the two preceding years or at any time. During the two most recent fiscal years and any subsequent interim period preceding the change, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter in its reports

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page

Report of Independent Certified Public Accountants......................................................     F-^ 4
                                                                                                                 -

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

   Consolidated Balance Sheets..........................................................................     F-^ 6
                                                                                                                 -

   Consolidated Statements of Operations................................................................     F-^ 7
                                                                                                                 -

   Consolidated Statements of Cash Flows................................................................     F-^ 8
                                                                                                                 -

   Consolidated Statement of Stockholders' Equity (Deficit).............................................     F-^ 9
                                                                                                                 -

   Notes to Consolidated Financial Statements...........................................................     F-^ 11
                                                                                                                 --


                              Idial Networks, Inc.
                                And Subsidiaries

                        Consolidated Financial Statements

                           December 31, 2000 and 1999
                           and June 30, 2001 And 2000

                              IDIAL NETWORKS, INC.
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS






                  Page 1   -    ^ Auditors' Reports

                  ^ Page 3 -      Consolidated Balance Sheet

                  Page ^ 4 -      Consolidated Statement of Operations

                  Page ^ 5 - 6    Consolidated Statement of ^ Cash Flow

                  Page ^ 7 -      Consolidated Statement of Stockholder's Equity

                  Page ^ 11 -     Notes to Consolidated Financial Statements

Kenneth Lieberman C.P.A., P.A.                                  (954) 971-8020
4400 W. Sample Road, Suite 216                              Fax (954) 971-1623 ^
Coconut Creek,  FL ^. 33077






        To the Board of Directors and Stockholders
        ^ IDial Networks, Inc.
           ^ The Woodlands, Texas


         ^ We have audited the accompanying consolidated balance sheet of ^ IDial Networks, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of ^ operations, stockholders equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. ^ Our responsibility is to express an opinion on these financial statements based on ^ our audit.

        ^ We conducted ^ our audit in accordance with generally accepted auditing standards. Those standards require that ^ we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting ^ principles' used and significant estimates made by management, as well as evaluating the overall financial statement presentation. ^ We believe that ^ our audit provides a reasonable basis for ^ our opinion.

         In ^ our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ^ IDial Networks, Inc^ and Subsidiaries as of December 31, 2000 and the results of ^ their operations, and ^ their cash flows for the period then ended, in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the ^ company will continue as a going concern. As discussed in ^ Note 11 to the consolidated financial statements, the ^ Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. ^



      /s/Kenneth Lieberman CPA, PA.
         Kenneth Lieberman ^ CPA, PA.
         Coconut Creek, Florida
         July 19, 2001

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders iDial Networks, Inc.
Dallas, Texas


     We have audited the accompanying balance sheet of iDial Networks, Inc as of December 31, 1999 and 1998, and the related statements of operations, accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iDial Networks, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's history of operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
March 6, 2000
Denver, Colorado



                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                   December 31                             June 30
                                                                       2000               1999              2001
                                                                                                         (Unaudited)

                             Assets
Current assets
  Cash and cash equivalents                                             $ 67,410          $ 11,481           $ 75,499
  Accounts receivable - trade                                             51,531            26,614             68,330
  Marketable securities                                                   31,200                               31,200
  Other receivables                                                      105,000           100,000            108,906
  Inventory                                                               10,000                               10,000
    Total current assets                                                 265,141           138,095            293,935
----------------------------------------------------------------------------------------------------------------------
Fixed assets (net)                                                     2,576,928           255,587          2,067,185

  Notes Receivable                                                                                             10,000
  Intangibles, net                                                     7,365,125           215,000          6,550,399
  Deposits                                                                52,618             8,855             52,597
----------------------------------------------------------------------------------------------------------------------
    Total other assets                                                 7,417,743           223,855          6,612,996
----------------------------------------------------------------------------------------------------------------------
Total assets                                                         $10,259,812         $ 617,537        $ 8,974,116
======================================================================================================================
        Liabilities and Stockholder's Equity (Deficiency)

Current liabilities
  Accounts payable                                                   $ 1,462,801         $ 347,445        $ 2,454,862
  Advances from stockholder's                                                              119,100                  -
  Accrued consulting fees                                                                   55,000                  -
  Accrued wages                                                                             25,000
  Accrued interest                                                        49,786                               46,451
  Deferred revenue                                                        31,256                               84,349
  Current portion of long-term debt                                      111,623            96,416             95,257
----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                              1,655,466           642,961          2,680,919
----------------------------------------------------------------------------------------------------------------------

Long-term liabilities
  Advances from stockholder's & related parties                        1,624,103                            1,624,103
  Notes Payable                                                           16,435            26,741             11,504
  Capital Leases Payable                                                  98,439           121,644             63,486
----------------------------------------------------------------------------------------------------------------------
Total long-term liabilities                                            1,738,977           148,385          1,699,093
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                      3,394,443           791,346          4,380,012

Commitments

Common stock, $.001 par value, 100,000,000 shares authorized,
87,144,454 shares issued and outstanding in 2001 and 2000,
37,085,000 shares issued and outstanding in 1999.                         87,144            37,085             87,144
Preferred Stock, no par value, 30,000,000 shares authorized,
no shares issued and outstanding.                                           -

Additional paid in capital                                            14,193,430           643,915         14,193,430
Accumulated deficit                                                   (7,373,205)         (854,809)        (9,644,470)
Accumulated other comprehensive income (loss)                            (42,000)                             (42,000)
----------------------------------------------------------------------------------------------------------------------
Stockholder's equity (deficiency)                                      6,865,369          (173,809)         4,594,104
----------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholder's equity (deficiency)              $10,259,812         $ 617,537        $ 8,974,116
======================================================================================================================

     The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 For the Years Ended December 31,    For the 6 Months ended June 30,
                                                                   2000                 1999              2001               2000
                                                                                                       (unaudited)       (unaudited)

Sales                                                              $ 1,796,897        $ 1,575,826       $ 2,671,311      $ 814,232
Cost of Sales (exclusive of depreciation)                            1,607,831          1,388,703         2,891,987        854,366
Depreciation                                                           461,743            113,333           500,700        149,679
------------------------------------------------------------------------------------------------------------------------------------

Gross Profit (Loss)                                                   (272,678)            73,790          (721,376)       (189,813)
Selling, general and administrative expenses                         6,089,088            543,896         1,512,470         585,921
------------------------------------------------------------------------------------------------------------------------------------

Net operating loss                                                  (6,361,766)          (470,106)       (2,233,846)       (775,734)

Other expenses
  Interest expense                                                    (156,630)           (90,654)          (37,419)        (38,931)
------------------------------------------------------------------------------------------------------------------------------------

Net loss                                                            (6,518,396)          (560,760)       (2,271,265)       (814,665)

Other comprehensive loss
  Unrealized loss on available-for-sale securities                     (42,000)                                   -
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                                                $ (6,560,396)        $ (560,760)      $(2,271,265)     $ (814,665)
====================================================================================================================================

Net Loss Per Share                                                $      (0.14)           $((0.02)          $ (0.03)        $ (0.02)

Weighted Average per Common Share                                   48,479,304         28,422,534        87,144,454      37,085,000

Pro Forma Net Loss Per Share                                           $ (0.14)           $ (0.03)          $ (0.02)        $ (0.03)
====================================================================================================================================

Pro Forma weighted average common and common potential shares       49,393,938         30,766,284       105,894,454      37,999,634
====================================================================================================================================

     The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW

Supplemental Disclosures of Cash Flow Information:
                                                                            December 31              June 30
                                                                       2000            1999           2001          2000
                                                                       --------------------------------------------------
                                                                                                   (unaudited)  (unaudited)

Cash paid during the year for:
  Interest                                                             $    106,844         $ 30,654      $ 20,447  $ 38,931
  Income Taxes                                                                 -                -             -         -

Supplemental Schedule of noncash investing and financing activities:

Property and equipment acquired under capital lease obligations        $    117,544         $169,601      $ -       $ 84,092

Issuance of common stock in connection with acquisition of
subsidiaries                                                           $ 10,068,959         $ -           $ -       $ -

Issuance of common stock by a stockholder for satisifaction of property and equipment obligations recorded as advances from
stockholders and related parties                                       $    190,265         $ -           $ -       $ -

Issuance of common stock by a stockholder for satisifaction of services rendered to the Company recorded as advances from
stockholders and related parties                                       $    557,076

     During the year ended December 31, 1999, the Company transferred common stock effecting assets and liabilities as follows:

                           Description                               Fair Value
                           ----------------------------------------------------

Acquisition of intangible assets                                      $ 215,000

Acquisition of fixed assets                                             125,000

Settlement of notes payable                                             404,474

Forgiveness of accounts receivable in connection
with stock transactions                                                (170,097)

Settlement of accrued interest                                           77,969

Receivable for common stock issuance                                    100,000


     The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                             ^ IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------
                                                                For the Years Ended December 31       6 Months ended June 30,
                                                                    2000               1999              2001          2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (unaudited)   (unaudited)

Cash flow from operating activities
   Net loss                                                       $ (6,518,396)      $ (560,760)      $ (2,271,265)   $ (814,665)
Adjustments to reconcile net loss to net cash used in
    operating activities
    Writeoff of accrued interest                                                         60,000
    Stock issued for services                                        2,553,500           69,600
    Stock issued for compensation                                      977,115
   Write off of loan acquisition costs                                                   16,765
    Depreciation                                                       596,220          113,333            516,372       149,679
    Amortization                                                       782,134                             814,726
Changes in assets and liabilities
    Accounts receivable                                                 (3,661)        (109,562)           (16,799)      (41,236)
    Other receivables                                                 (105,000)                             (3,906)       75,322
    Inventory                                                           (8,000)
    Deposits                                                           (27,596)           2,154                 21        (3,499)
    Accounts payable                                                 1,029,200          317,224            992,062       170,692
    Accrued expenses                                                   (30,214)          60,000             (3,335)      (35,715)
    Deferred revenue                                                    31,256                              53,093
---------------------------------------------------------------------------------------------------------------------------------
         Net cash used in operating activities                        (723,442)         (31,246)            80,969      (499,422)
---------------------------------------------------------------------------------------------------------------------------------
Cash flow from investing activities:
    Purchase of property and equipment                                 (26,700)         (26,651)            (6,630)      (73,901)
    Acquisition of subsidiaries, net of cash acquired                  129,703
    Notes receivable                                                         -                             (10,000)
---------------------------------------------------------------------------------------------------------------------------------
       Net cash from (used in) investing activities                    103,003          (26,651)           (16,630)      (73,901)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Proceeds from issuance of long term debt                                             35,000
    Payment of long term debt                                           (7,920)         (16,371)            (4,150)      759,532
    Stockholder loans                                                  757,662
    Proceeds from issuance of common stock                             100,000
    Net(repayment to) advances from members                                  -          (67,744)                         (58,450)
    Payments of long term capital lease                               (173,374)                            (52,100)      (67,931)
---------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities              676,368          (49,115)           (56,250)      633,151
---------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    55,929         (107,012)             8,089        59,828
Cash and cash equivalents beginning of period                           11,481          118,493             67,410        11,481
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents end of period                               $ 67,410         $ 11,481           $ 75,499      $ 71,309
=================================================================================================================================

     The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY FOR THE YEAR ENDED DECEMBER 31, 2000

                                            Woodcom International, Inc.                     Idial Networks,Inc.
                                               (prior to merger)                  (formerly Desert Springs Acquisition Corp.)

                                                                                                             Accumu-
                                                                                                             lated     Total
                                                                                                             Other     Stock-
                                                      Additional                         Add'l    Accumu-    Compre-   holders
                                                        paid-in                         paid-in   lated      hensive   Equity
                                       Shares   Amount  Capital   Shares      Amount    Capital   Deficit    Income   (Deficiency)
                                                                                                             (loss)
Balance, December 31, 1998              2,000   $ 20   $ 280                                      $(294,049)             $(293,749)
Exchange of all the outstanding
common stock of Woodcom
International, Inc. for
common stock of Idial Networks,
Inc. (formerly Desert Springs
Acquisition Corp.) and the
related charge to retained earnings
to effect the merger of the companies  (2,000)   (20)   (280)    36,015,000

Stock issued for retirement debt                                    170,000      170      55,930                            56,100
Stock issued for fixed assets                                       380,000      380     124,620                           125,000
Stock issued for intangible assets                                  500,000      500     164,500                           165,000
Stock issued for consulting services                                 20,000       20       6,580                             6,600
Net Loss                                                                                            (560,760)             (560,760)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                       37,085,000   37,085     643,915    (854,809)             (173,809)
Stock issued with acquistion -
 Whoofnet.com, Inc.                                              19,787,000   19,787   8,080,213                         8,100,000
Stock issued with acquistion -
 2 Sendit.com, Inc.                                               8,399,994    8,400   1,960,559                         1,968,959
Stock issued to officers & directors                              5,908,460    5,908     971,207                           977,115
Stock issued for consulting services                             15,964,000   15,964   2,537,536                         2,553,500
Other comprehensive losses                                                                                     (42,000)    (42,000)
------------------------------------------------------------------------------------------------------------------------------------
Net loss from operations                                                                          (6,518,396)            6,518,396)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                       87,144,454   87,144  14,193,430  (7,373,205)  (42,000)  6,865,369

(Unaudited):
Net loss                                                                                          (2,271,265)           (2,271,265)

------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2001                          $ -    $ -       87,144,454  $87,144 $14,193,430 $(9,644,470) $(42,000) $4,594,104
====================================================================================================================================

     * Woodcom International, Inc. stockholders received 30,930,000 shares of Idial Networks, Inc. (formerly Desert Springs Acquisition Corp.) upon the merger of the Companies; 2,542,500 shares were previously issued to Idial Networks, Inc. (formerly Desert Springs Acquisition Corp.) stockholders.


     The accompanying notes and independent auditor's report should be read in conjunction with the consolidated financial statements.

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information pertaining to the six-month periods ended June 30, 2001 and 2000 are unaudited)


Note 1 - Organization ^, Summary of Significant Accounting Policies and Principal Business Activity ^

^ Organization, Principal Business Activity and Principles of Consolidation

^ The consolidated financial statements include the accounts of Idial Networks, Inc., (Idial) and it's wholly owned subsidiaries, Whoofnet.com, Inc, (Whoofnet) and 2Sendit.Com, Inc. (2Sendit) (collectively the Company). All significant inter-company transactions and balances have been eliminated. (See note 8 for stock split).

^ The Company provides Internet-based services including voice telecommunication to customers around the world. ^ The Company operates selected communication services, including phone cards and Internet enabled telephony. The Internet triggered calls combine the flexibility of a computer (on-line billing and call records) with the low tariffs of USA based carriers via calling centers or direct from home anywhere in the world.

Woodcomm, LLC was established in May 1997 in the state of Nevada and began commercial operations in June 1998 as a facilities-based wholesale provider of international long-distance telephone services into South East Asia from the United States. In April 1999, Woodcomm, LLC was reorganized changing from an LLC to a Nevada Corporation, Woodcomm International, Inc. (WCI).

In December 1999, Desert Springs Acquisition Corporation (Desert Springs), a Colorado corporation acquired all of the issued and outstanding common shares of WCI in exchange for 30,632,000 ^ shares of common stock of ^ Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization of WCI (a reverse acquisition with WCI as the acquirer). WCI is considered the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs' only assets and liabilities consisted of a liability for $80,346, which was not assumed in the merger. The former shareholders of Desert Springs owned approximately 14% of the common stock after the merger.

^ In January 2000, Desert Springs moved its state of incorporation from Colorado (with 500,000,000 shares of common stock authorized, $.0001 par value) to Nevada (with 100,000,000 shares of common stock authorized, $.001 par value) and changed its name to Idial Networks, Inc. (a Nevada corporation).

On August 7, 2000, Idial acquired 100% of the stock of Whoofnet in exchange for the issuance of approximately 19.8 million shares of Idial common stock with a fair market value of $8,100,000. The acquisition was accounted for using the purchase method and accordingly the purchase price has been allocated to the assets acquired aggregating $ 2,479,365 and the liabilities assumed aggregating $ 104,353 based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired, totaling approximately $5.7 million, has been recorded as goodwill and is being amortized using the straight-line method over 5 years. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

Whoofnet is a next generation Internet Company designed for direct selling. The company was formed under the laws of Florida on March 6, 2000. The major product is an Internet portal for use by the general public. The Company has ^ recently completed its field-testing and ^ management plans to begin sales within the next several months. All costs associated with the startup phase of the organization ^ has been expensed in the current period as per Statement of Position 98-5.

^ Whoofnet also formed 6 subsidiary Delaware Corporations between the months of March and May 2000, and 2 foreign subsidiary corporations for the operations of various aspects of its business.

     1) Whoofbiz, Inc. organized in March 2000 is planned to provide small business services, which includes a 24-hour customer service center, product fulfillment, merchant account fulfillment, and low cost high quality telecommunications services.

     2) Whoofhealth, Inc. sells its own homeopathic herbal branded products to the general public. The product is marketed through various media including TV, Direct Sales and the Internet. The Company was organized April 28, 2000.

     3) Whoofmail, Inc. was organized to provide free multilingual email services to be offered to the general public, in order to build the customer base. The Company was organized April 28, 2000.

     4) Whoofmall, Inc. will provide a shopping mall on the Internet, whereby other vendors can advertise and sell their products to the general public. The Company will receive its revenue through various services offered to the vendors ^ who are participating in the mall. The Company was organized May 2000.

     5) Whoofmusic.com, Inc. was created to sell its own label specializing in music from the 60's, 70's, 80's and 90's and related products. Marketing will be done through TV Press media and the Internet. The Company was organized May 2000.

     6) Whooftelco, Inc. will be a low cost high quality telecommunications provider to the European and Asian wireless community and to the low cost domestic and international calls customer in the United States. The Company was organized March 2000.

     7) Whoofnet.Com AC is a Swedish corporation that was formed on January 16, 2001 ^ subsequent to the year-end. The purpose is to act as the European call center for Whoofnet.Com. The Company received a $10,000,000 grant from the Swedish Government to provide the development and expansion of a telephone customer call center for the Swedish government. ^.

     ^ 8) Whoofstore.Com AB was formed on January 16, 2000 is also a Swedish corporation as a duty free sales center. Management estimates that the licenser granting the Company a tax-free status has a market value between $5 to 10 million US dollars.

As of the date of these financial statements none of the subsidiaries were active or funded.

^ On October 12, 2000 ^ Idial acquired 100% of the stock of ^ 2sendit in exchange for the issuance of approximately 8.4 million shares of Idial common stock with a fair market value of $1,968,959. The acquisition was accounted for using the purchase method and accordingly the purchase price has been allocated to the assets acquired aggregating $ 276,711 and the liabilities assumed aggregating $515,023 based on their estimated fair values at the date of acquisition. The excess of purchase price over their estimated fair value of the net assets acquired, totaling approximately $2.2 million, has been recorded as goodwill and is being amortized using the straight-line method over 5 years. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

^ 2sendit provides a marketing service by advertising the products and services through a variety of media with a primary focus on the use of fax mail, direct mail and email. In addition the company provides ancillary services, ^ which include the sales of mailing lists, and consultation services.

The primary customer has been the investment market but the company has recently expanded its integration into the general business market.

^ The following summary, pro forma, unaudited data of the Company reflects the acquisitions of Whoofnet and 2Sendit as if they had occurred on January 1, 2000 and 1999, respectively:

                                                     Pro forma (Unaudited)
                                                 Fiscal                Fiscal
                                                  2000                  1999
                                                  ----                  ----

Sales                                          $2,173,583          $1,827,301

Net Loss                                      ($8,328,696)        ($2,385,773)

Net Loss Per Common Share                           ($.17)              ($.08)

Interim Financial Statements

The accompanying unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments), which in the opinion of management, are necessary for a fair presentation of the results of the interim periods shown.

Concentration of Credit Risk

The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and accounts receivable. Additionally, the Company maintains cash balances in bank deposit accounts, which, at times, may exceed federally insured limits. During the year ended December 31, 1999, predominantly all of the Company's sales were generated from one company ^ whose accounts receivable ^ balance at December 31, 1999 aggregated $20,611 or 77% of total trade accounts receivable.

Cash and cash equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Marketable Securities

Marketable securities consist of common stock . Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. By policy, the Company invests primarily in high-grade marketable securities. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of the Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities."

Management determines the appropriate classification of its investment in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized holding gains and losses are included in earnings. Available-for-sale securities are carried at fair value with the unrealized gain and losses, net of tax, reported as a separate component of other comprehensive loss. The cost of investments sold is determined on the specific identification or the first-in-first-out method.

Advertising Costs

The Company expenses advertising costs as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and ^ expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost^, equipment under capital ^ leases are stated at the lower of fair market value or net present value of minimum lease payments ^ at inception of the leases. Depreciation is computed using the straight-line method over the estimated useful lives or lease terms of the related assets ^.

^ Goodwill and Other Intangible Assets

^ Goodwill and other Intangible assets are amortized over 5 years using the straight line method and consist of trademarks aggregating $215,000 as of December 31, 1999 and 2000 and June 30, 2001 net of accumulated amortization of $43,000 and $64,500 as of December 31, 2000 and June 30, 2001, respectively. In addition, goodwill aggregating $7,932,259 as June 30, 2001 and December 31, 2000 arising from business acquisitions during the year ended December 31, 2000, accounted for under the purchase method, net of accumulated amortization of $1,532,360 and $739,134 as of June 30, 2001 and December 31, 2000 are also included. ^

Revenue Recognition

The Company has adopted the SEC Staff Accounting Bulletin (SAB 101) in January 2000 as its formal guidelines for the recognition of revenue. The effect of this adoption has had no effect on the financial statements because past revenue recognition practices followed the precepts of SAB 101.

The Company sells long distance service through a network of various distributors. The consumer of the product receives a credit card representing a prepaid set of minutes allowing them access to ^ long distance telephone ^ services. In addition to a fixed amount of time allotted to each prepaid calling card, each card has a three (3) month life before the unused minutes expire. Revenue is initially recognized in the fiscal period when the individual cards are used for their intended purpose. As cards expire, based on their 3-month life, the balances of the remaining unused funds are recognized as revenue in the period of expiration. Un-expired cards with balances are recorded as deferred revenue.

The Company recognizes revenue from its marketing services, when the services contracted for are completed. In some circumstances, contracts will require services to be performed over a period of time. In those cases, fees are specifically identified with the various services to be provided and revenue is recognized as each of the individual tasks are completed. Funds received as deposits from future services are recorded as deferred revenues.

Revenue from product sales are recognized when the products are shipped. Due to the nature of the product, customers are not given the right to return product. Therefore, management has elected not to allow for a reserve for future returns.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, accounts receivable, ^ accounts payable and accrued expenses approximate fair value as of December 31, 2000, ^ as a result of the relatively short maturity of these instruments.

The fair value of the notes payable approximate the carrying value as both the stated rate ^ and discount rate on the notes approximates the estimated current market rate.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in ^ circumstances indicate that the carrying amount of the asset may not be recovered. The ^ Company looks primarily to the undiscounted future cash flows in its assessment of ^ whether or not long-lived assets have been impaired. At December 31, ^ 1999, 2000 and June 30, 2000 and 2001 the ^ Company determined ^ there was no impairment.

^ Income Taxes

^ The Company employs the liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes," under which method the Company recognizes deferred tax liabilities and assets for ^ the expected future tax consequences of events that have been included in the financial ^ statements or tax returns. Under this method, deferred tax liabilities and assets are ^ determined based on the difference between the financial ^ statement and tax basis of ^ assets and liabilities using the enacted tax rates in effect for the year in which the ^ differences are expected to reverse. The measurement of deferred tax assets is reduced, if ^ necessary, by the amount of any tax benefits that, based on available evidence, are not ^ expected to be realized. The Company provides a valuation allowance that reduces deferred tax assets to their net realizable value. ^

^ Net Loss Per Share and Pro forma Net Loss Per Share

The Company computes net loss per share in accordance with the provisions of SFAS ^ No. 128, "Earnings Per Share" ("SFAS 128") ^. Under the provisions of SFAS 128 ^, basic ^ earnings per share (EPS) is computed by dividing the net loss from operations ^ for the period by the weighted average number of common shares ^ outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock based compensation including stock options, restricted stock awards, warrants and other convertible securities. Diluted EPS is not presented since the effect is antidilutive.

Pro forma net loss per share is calculated by dividing the pro forma net loss by the weighted average number of common shares outstanding. Pro forma net loss has been adjusted for interest expense on the convertible debt. For purposes of this computation shares of common stock and shares of common stock issuable upon the exercise of warrants to purchase common stock and conversion of debt to common stock have been included in the weighted average number of shares outstanding for all periods presented utilizing the treasury stock or if converted method, as appropriate.

In December 2000 the company issued a two-for-one stock split effected in the form of a 100% stock dividend. Previously reported shares have been retroactively restated (See note 8).

Reclassification

The consolidated statement of operations for the year ended December 31, 1999 and six-month period ended June 30, 2000 have been reclassified to conform to the presentation for the year ended December 31, 2000.

Recently Issued Accounting Pronouncements

^ The Company does not believe that any recently issued but not yet effective accounting standards, have a material effect on the Company's consolidated financial position, results of operations or cash flows except for the effect of adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" which effect has not yet been determined.

Note 2 - Property and Equipment

Property and equipment consists of the following:

                                                                December 31,         June 30, 2001     Estimated^
                                                            ^ 2000        1999        (unaudited)      Useful
                                                                                                     ^ Life or
                                                                                                       term of lease

Telephony equipment......................         $    ^ 440,158     $ 137,158        $    446,433     2 to 5 years
Computers and equipment..................                729,714       277,893             729,714       5 years ^
Software.................................            ^ 1,996,614                         1,996,614       3 years
Furniture & Fixtures.....................              ^ 159,876      ________             159,876       5 years
                                                       3,326,362       415,051           3,332,637
         Less accumulated depreciation...             (  749,434)     (159,464)         (1,265,452)
                                                      $2,576,928     $ 255,587         $ 2,067,185

Property and equipment includes assets acquired under capital leases in the aggregate amount of $161,139 as of December 31, 1999 and $278,683 as of December 31, 2000 and June 30, 2001 net of accumulated depreciation of $ 71,955, $164,849 and $211,297 as of December 31, 1999 and 2000 and June 30, 2001, respectively.

Note 3 - Marketable Securities

The following is a summary of available-for-sale securities:

                                       December 31, 2000                             June 30, 2001
                                                                                       (unaudited)

                           Cost        Fair      Gross                  Cost       Fair            Gross
                                       Market    Unrealized                        Market          Unrealized
                                       Value     Holding                           Value           Holding
                                                 Loss                                              Loss


Equity Securities          $73,200    $31,200     $42,000              $73,200     $31,200         $42,000
-----------------          -------    -------     -------              -------     -------         -------


The Company's marketable securities were acquired in connection with the Whoofnet acquisition. There were no investments in marketable securities during the year ended December 31, 1999. The Company did not have any trading securities at December 31, 2000 or June 30, 2001. There were no sales of available-for-sale securities during the year ended December 31, 2000 or the six month period ended June 30, 2001. Accumulated other comprehensive income (loss) included in stockholder's equity (deficiency) at December 31, 2000 and June 30, 2001 includes an unrealized holding loss, net of related tax effect, on available-or-sale securities of $42,000.

Note 4 - Long-Term Debt

Long-term debt consists of the following:                             ^ December 31,
                                                                      2000       1999         June 30, 2001^
Capital leases with monthly installments
   totaling $12,292 and $3,295 at June 30, 2001
   and December 31, 2000 and $3,295 at
   December 31, 1999, ^ including  interest at
   23% per annum and expiring ^ at various dates
   through August 2003.                                       ^ $   202,641      $213,025        $ 150,541

Equipment note payable in monthly
    installments of $ 795 including
    interest at   12.9 % expiring May
    2003.                                                            23,856        31,736           19,706

Stockholder loans payable issued with
    interest payable annually at 7% per annum.
    (see note 5)                                                  1,624,103                      1,624,103
                                                                  ---------      --------       ----------
                                                                  1,850,600       244,801        1,794,350

Less current portion                                                111,623        96,416           95,257
                                                                  ---------      --------       ----------
Long Term Debt                                                   $1,738,977    $  148,385       $1,699,093
                                                                  =========      ========       ==========

Maturities of long-term debt as of December 31, 2000 are as follows:

                                                Long-Term           Capital
         Year Ending December 31,               Debt               Leases           Total

                  2001                      $  ^ 7,421         $ 147,401         $ 154,822
                  ^ 2002                        12,588            63,606            76,194
                  ^ 2003                         3,847            44,194            48,041
                                             ---------         ----------        ----------
                                              ^ 23,856           255,201           279,057
         Less amount
         representing interest                                  ^(52,560)          (52,560)
                                             ---------         ----------        ----------
                                                23,856           202,641           226,497
         Less current portion                 (  7,421)         (104,202)         (111,623)
                                             ---------         ----------        ----------
                                               $16,435          $ 98,439         $ 114,874
                                             =========         ==========        ==========

Note 5 - Stockholder Loans Payable

The Company received loans from stockholders to fund operations. The ^ loans are interest bearing at 7% per annum ^. As of December 31, ^ 1999 the loans from stockholders totaled $186,844 and as of December 31, 2000 and June 30, 2001 totaled $1,624,103. The debt has been reclassified as long-term at December 31, 2000 since the stockholders had entered into an agreement that requires the Company to convert the obligation into equity securities or to repay such obligation on January 15th 2002.



Note 6 - Income Taxes

^ The tax effect of loss carryforwards and the valuation allowance that gives rise to deferred tax assets are as follows:

                                   December 31,  December 31,   June 30,
                                      2000          1999         2001
                                                              (unaudited)

Net operating loss carryforwards   $1,105,980   $  128,221   $ 1,446,670

Less valuation allowance .......   (1,105,980)    (128,221)   (1,446,670)

Deferred tax assets ............   $    -0-     $     -0-    $     -0-

As of December 31, 2000, the Company had net operating loss carryforwards available to offset future taxable income of approximately $7,375,000, which expire in various years through 2015. Between December 1999 and December 2000 the Company completed a reverse merger and two acquisitions in exchange for common stock. Under section 382 of the Internal Revenue Code (the "Code") these activities effected an ownership change and thus may severely limit, on an accrual basis, the Company's ability to utilize its net operating loss carryforwards. The Company uses the lowest marginal U.S. corporate tax rate of 15% to determine deferred tax amounts and the related valuation allowance because the Company has had no taxable earnings through June 30, 2001.

The reconciliation of income tax benefit resulting from applying US federal statutory tax rates to pretax loss and the reported amount of income tax benefit is as follows:

                                                                    For the year ended         For the period ended
                                                                        December 31,              June 30,
                                                                    2000         1999        2001        2000
                                                                                         (unaudited)  (unaudited)

^ Tax benefit at federal statutory rate of 15% ..............   $ 977,759    $  84,114    $ 340,690   $ 122,200
Increases in valuation allowance ............................    (977,759)     (84,114)    (340,690)   (122,200)
                                                                   $-0-      $   -0-      $   -0-     $   -0-

For the year ended December 31, 2000 and six month period ended June 30, 2001, the Company and each of its' subsidiaries had losses. Idial, Whoofnet and 2Sendit each file their own tax return.

Note 7 Commitments

         The Company leases office space and furniture and equipment under non-cancelable operating leases, which expire at various dates through July 2003.

         Rent expense charged to operation under the operating leases was $149,146 and $41,954 for the years ended December 31, 2000 and 1999, respectively, and $85,573 and $74,598 for the six-month periods ended June 30, 2001 and 2000 respectively.

Future minimum obligations under the non-cancelable operating leases at December 31, 2000 are as follows:

December 31,  2001             -       $ 55,700
              2002             -         29,960
             Total             -       $ 85,660


Note  8- Common Stock

As of January 1, 1999 the financial statements have been restated to reflect the recapitalization pursuant to the Desert Springs reverse merger transaction.

Effective December 15, 2000, the Company's Board of Directors approved a 2 for 1 stock split whereby the number of shares of outstanding common stock increased from 43,572,225 to 87,144,454. A total of $435,722 was reclassified from the Company's additional paid in capital account to the Company's common stock account. All share and per share amounts have been restated to retroactively reflect the stock split.

During December 1999, the stockholders of WCI were issued 22,770,000 shares of common stock in exchange for $165,000 of accrued wages. Additionally, various consultants were issued common stock in the amount of 7,860,000 shares in exchange for services of $63,000.00. The fair market value of the common stock on the date of these issuances was determined based on the consideration received, as that amount was more readily determinable and reliably measurable than the fair market value of the common stock transferred.

The following schedule details the stock issuances during the year ended December 31, 2000:

                                                                          Common Stock
                                                                                                 Additional
  Transaction                                                                                     Paid-in-                Price per
     Date            Recipient                  Description             Shares        Amount       Capital       Total       Share
-------------- ---------------------- ----------------------------- ------------- ------------ ------------- ------------ ----------
08/07/00       Whoofnet.Com  (4)      Corporate acquisition           19,787,000       19,787     8,080,213    8,100,000     0.4094
10/12/00       2Sendit (3)            Corporate acquisition            8,399,994        8,400     1,960,559    1,968,959     0.2344
-------------- ---------------------- ----------------------------- ------------- ------------ ------------- ------------ ----------
-------------- ---------------------- ----------------------------- ------------- ------------ ------------- ------------ ----------
                                                                      28,186,994       28,187    10,040,772   10,068,959
-------------- ---------------------- ----------------------------- ------------- ------------ ------------- ------------ ----------
08/30/00       Carl Battie (2)        Director Compensation              800,000          800       199,200      200,000     0.2500
08/30/00       Klaus Scholz (2)       Employee Compensation               40,000           40         9,960       10,000     0.2500
08/30/00       Mark T Wood (1)        Employee Compensation              800,000          800       199,200      200,000     0.2500
10/16/00       Mark T Wood (1)        Employee Compensation            4,000,000        4,000       496,000      500,000     0.1250
08/30/00       Supree Wanapun (2)     Director Compensation               20,000           20         4,980        5,000     0.2500
09/25/00       Gerald Lesher (1)      Stock Issued for Consulting         80,460           80        20,035       20,115     0.2500
                                      Services
09/25/00       Kevin Wright (1)       Stock Issued for Consulting         40,000           40         9,960       10,000     0.2500
                                      Services
09/25/00       Supree Wanapun (1)     Stock Issued for Consulting        128,000          128        31,872       32,000     0.2500
-------------- ---------------------- ------------------------------ ------------ ------------ ------------- ------------ ----------
                                                                       5,908,460        5,908       971,207      977,155
-------------- ---------------------- ------------------------------ ------------ ------------ ------------- ------------ ----------
08/30/00       Charlie Macari         Stock Issued for Consulting        836,734          837       208,347      209,184     0.2500
                                      Services
10/16/00       Charlie Macari         Stock Issued for Consulting      4,000,000        4,000       496,000      500,000     0.1250
                                      Services
09/25/00       Daffney Austin         Stock Issued for Consulting        200,000          200        49,800       50,000     0.2500
                                      Services
10/16/00       Daffney Austin         Stock Issued for Consulting      2,000,000        2,000       248,000      250,000     0.1250
                                      Services
08/30/00       David Schild           Stock Issued for Consulting            332            0            83           83     0.2500
                                      Services
10/16/00       David Schild           Stock Issued for Consulting      2,000,000        2,000       248,000      250,000     0.1250
                                      Services
08/30/00       Frank Katana           Stock Issued for Consulting          5,160            5         1,285        1,290     0.2500
                                      Services
08/30/00       Gary Hanson            Stock Issued for Consulting          6,664            7         1,659        1,666     0.2500
                                      Services
08/30/00       Ivana Servalle         Stock Issued for Consulting            932            1           232          233     0.2500
                                      Services
08/30/00       Jeannette Callahan     Stock Issued for Consulting          1,904            2           474          476     0.2500
                                      Services
08/30/00       Joe Spence             Stock Issued for Consulting          2,704            3           673          676     0.2500
                                      Services
09/25/00       Joseph Alloca          Stock Issued for Consulting        128,000          128        31,872       32,000     0.2500
                                      Services
09/25/00       Julie Crosby           Stock Issued for Consulting        128,000          128        31,872       32,000     0.2500
                                      Services
08/30/00       Karl E. Rodriguez      Stock Issued for Consulting        120,000          120        29,880       30,000     0.2500
                                      Services
09/25/00       Karl E. Rodriguez      Stock Issued for Consulting        410,000          410       102,090      102,500     0.2500
                                      Services
10/16/00       Karl E. Rodriguez      Stock Issued for Consulting        500,000          500        62,000       62,500     0.1250
                                      Services
09/25/00       Kenneth Lieberman      Stock Issued for Consulting         80,000           80        19,920       20,000     0.2500
                                      Services
10/16/00       Lanette J Seifert      Stock Issued for Consulting        200,000          200        24,800       25,000     0.1250
                                      Services
08/30/00       Lazo Sopov             Stock Issued for Consulting         13,332           13         3,320        3,333     0.2500
                                      Services
09/25/00       Louie Sopov            Stock Issued for Consulting        120,000          120        29,880       30,000     0.2500
                                      Services
08/30/00       Maribeth Callahan      Stock Issued for Consulting          3,808            4           948          952     0.2500
                                      Services
08/30/00       Mark Berman            Stock Issued for Consulting          1,332            1           332          333     0.2500
                                      Services
08/30/00       Mary Callahan          Stock Issued for Consulting          1,904            2           474          476     0.2500
                                      Services
09/25/00       Pamela Zelman          Stock Issued for Consulting        800,000          800       199,200      200,000     0.2500
                                      Services
10/16/00       Pamela Zelman          Stock Issued for Consulting        800,000          800        99,200      100,000     0.1250
                                      Services
09/25/00       Paulina Gidziela       Stock Issued for Consulting         40,000           40         9,960       10,000     0.2500
                                      Services
08/30/00       Richard Borrow         Stock Issued for Consulting            664            1           165          166     0.2500
                                      Services
10/16/00       Richard Borrow         Stock Issued for Consulting      2,000,000        2,000       248,000      250,000     0.1250
                                      Services
08/30/00       Ron Ardt               Stock Issued for Consulting        140,000          140        34,860       35,000     0.2500
                                      Services
09/25/00       Ron Ardt               Stock Issued for Consulting        760,000          760       189,240      190,000     0.2500
                                      Services
08/30/00       Sheba Berkovits        Stock Issued for Consulting         13,332           13         3,320        3,333     0.2500
                                      Services
08/30/00       Stan Majorum           Stock Issued for Consulting        105,258          105        26,209       26,315     0.2500
                                      Services
08/30/00       Tom Callahan           Stock Issued for Consulting          1,904            2           474          476     0.2500
                                      Services
08/30/00       Tom Schutte            Stock Issued for Consulting          2,704            3           673          676     0.2500
                                      Services
08/30/00       Valeria Servalle       Stock Issued for Consulting          1,332            1           332          333     0.2500
                                      Services
09/25/00       William Stocker        Stock Issued for Consulting        410,000          410       102,090      102,500     0.2500
                                      Services
09/25/00       Ziyon Shaky            Stock Issued for Consulting        128,000          128        31,872       32,000     0.2500
-------------- ---------------------- ------------------------------ ------------ ------------ ------------- ------------ ----------
                                                                      15,964,000       15,964     2,537,536    2,553,500
-------------- ---------------------- ------------------------------ ------------ ------------ ------------- ------------ ----------
               Total                                                  50,059,454       50,059    13,549,515   13,599,574
-------------- ---------------------- ------------------------------ ------------ ------------ ------------- ------------ ----------

(1)      Officers and directors of Idial

(2)      Directors of Idial

(3)      Conversion ratio of Idial Stock for 2Sendit stock was 32.68:1

(4)      Conversion ratio of Idial Stock for Whoofnet stock was 1:1

(5) All share and market value per share amount have been retroactively restated to reflect the stock split.

In December 1999, subsequent to the reverse acquisition, the Company issued common shares in exchanged for debt to acquire various assets and in payment of consulting services. In December 1999, the fair market value of the common stock on the date of these issuances was determined to be $.33 based on the issuance of 300,000 common shares of stock for $100,000 in December 1999. The various stock transactions which occurred in December 1999 are as follows:

The Company issued 170,000 shares of common stock to an equipment vendor and customer in exchange for satisfaction of a note payable and related accrued interest totaling $482,443. This amount was netted with an accounts receivable balance due the Company which totaled $120,097. The related equipment's acquisition cost was reduced by approximately $306,000 as a result of this transaction.

The Company issued 500,000 shares of common stock in exchange for an intangible asset in connection with this transaction, the Company also settled an accounts receivable balance of $50,000. The fair value of the intangible assets was determined to be $215,000 and is reflected in the accompanying financial statements.

A consultant was granted 400,000 shares of common stock in exchange for equi01pment with a fair value of $125,000 and consulting services. The accompanying financial statements reflect $6,600 of consulting expense and the fair value of the equipment as a result of this transaction.

In December 1999, prior to the reverse merger, Idial agreed to transfer 300,000 share of common stock in exchange for $100,000. This amount was received in full in January 2000.

Note 9 - Segment information

The Company has three principal operating segments which are (1) providing Internet-based voice telecommunication to customers around the world, (2) providing a marketing service for various businesses and (3) marketing a next generation Internet Company designed for direct selling to the general public through an internet portal. These operating segments were based on the nature of the product and the services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Companies chief executive officer and chief financial officer have been identified as the chief decision-makers. The Company's chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flow of the respective segments.

The Company has determined that there are two reportable segments (1) providing Internet-based voice telecommunication to customers around the world and (2) providing a marketing service for various businesses. The other segment was not reported because it does not meet any of the quantitative thresholds under SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information".

The accounting policies of the segments are the same as those described in the Summary of significant accounting policies.

The following table summarizes the Company's revenues for the different reportable segments:

--------------------------------------- ----------------------- ---------------------- -------------------- ---------------------
                                        Internet-Based Voice
                                        Telecommunications      Marketing Services     Other (a)            Total
--------------------------------------- ----------------------- ---------------------- -------------------- ---------------------
                                                                            December 31, 2000
--------------------------------------- ----------------------- ---------------------- -------------------- ---------------------

Net sales from external customers                    1,728,562                 66,965                1,370             1,796,897
Intersegment net sales                                                                                                      -
Gross profit (loss)                                   (323,409)                50,731                                   (272,678)
Net operating loss                                                           (146,832)          (6,214,933)           (6,361,766)
Interest expense                                       152,523                    771                3,336               156,630
Depreciation and amortization                          617,698                 11,089              749,567             1,378,354
Total assets                                           565,847                232,238            9,361,727            10,159,812
Capital expenditures                                    69,668                 40,192                                    109,860

--------------------------------------- ----------------------- ------------------------------------------- ---------------------
                                                                            December 31, 1999
--------------------------------------- ----------------------- ------------------------------------------- ---------------------

Net sales from external customers                    1,575,826                                                         1,575,826
Intersegment net sales
                                                                                                                            -
Gross profit (loss)                                     73,790                                                            73,790
Net operating loss                                    (470,106)                                                         (470,106)
Interest expense                                        90,654                                                            90,654
Depreciation and amortization                          113,333                                                           113,333
Total assets                                           617,537                                                           617,537
Capital expenditures                                   352,923                                                           352,923

--------------------------------------- ----------------------- ------------------------------------------- ---------------------
                                                                              June 30, 2001
--------------------------------------- ----------------------- --------------------- --------------------- ---------------------

Net sales from external customers                    1,089,466             1,581,845                                   2,671,311
Intersegment net sales                                                                                                      -
Gross profit (loss)                                 (1,492,943)              771,566                                    (721,376)
Net operating loss                                  (2,434,354)              133,746                                  (2,300,608)
Interest expense                                        15,440                   716                   956                17,112
Depreciation and amortization                          478,242                22,178               830,678             1,331,098
Total assets                                            15,443               320,337             8,538,336             8,874,116
Capital expenditures                                                           6,630                                       6,630
--------------------------------------- ----------------------- ------------------------------------------- ---------------------
                                                                              June 30, 2000
--------------------------------------- ----------------------- ------------------------------------------- ---------------------
Net sales from external customers                      814,232                                                           814,232
Intersegment net sales                                                                                                      -
Gross profit (loss)                                   (189,813)                                                         (189,813)
Net operating loss                                    (814,665)                                                         (814,665)
Interest expense                                        38,931                                                            38,931
Depreciation and amortization                          149,679                                                           149,679
Total assets                                           571,000                                                           571,000
Capital expenditures                                   157,993                                                           157,993



     (a) Segment information below the quantitative thresholds are attributable to one business unit next generation internet services and corporate headquarters. Corporate headquarters include goodwill recorded as a result of the Whoofnet and 2Sendit acquisitions. (See note 1)

Note 10 - Other Comprehensive Income (Loss)

The pretax and after-tax effects of the components of other comprehensive income
(loss) for 2000 are as follows:

                                                      Pretax           Tax         After Tax
Unrealized holding loss on
   Available-for-sale securities                     $(42,000)         -0-           $(42,000)


Note 11 - Going Concern

The Company has suffered recurring losses from operations and has a working capital deficiency at December 31, 2000. The Company's financial statements have been prepared on the assumption that the Company will continue as a going concern. Management has instituted a cost reduction program that includes a reduction of labor and fringe benefit costs. In addition the Company has consolidated several of its operations, increased marketing efforts on its product lines, adjusted sales prices of certain products to bring them in line with costs and negotiated more favorable contracts to provide services at more efficient costs. As a result of these efforts sales during the six month period ended June 30, 2001 have improved significantly and management believes that profitability will be achieved in the near future. In addition, during July 2001 the Company issued a convertible note in the aggregate amount of $750,000 and warrants to acquire common stock to the convertible note holder (see note 12), to fund working capital and expansion. If the actions described above are not successful in achieving profitability or additional financing cannot be obtained, the Company would be materially and adversely affected and there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments necessary if the Company becomes unable to continue operations for any reason.

Note 12 - Subsequent Event

On July 6, 2001, the Company issued an 8% convertible note in the principal amount of $750,000. Net proceeds aggregating $610,250 will be used to fund working capital and expansion. The note is convertible into shares of the Company's common stock, as described in the Convertible Note Purchase Agreement ("the Agreement"). In addition the Company issued warrants to the purchaser of the convertible note to acquire shares of the Company's common stock, as described in the Agreement. The Agreement also provides the purchaser demand and piggyback registration rights.

================================================================================








                         Up to ^ $1,057,333 Worth of our

                                  Common Stock





                              IDIAL NETWORKS, INC.





                                -----------------

                                   PROSPECTUS

                                -----------------











                         THE DATE OF THIS PROSPECTUS IS
                                   _____, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officer

Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

            Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

            Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

            The Registrant's bylaws provide for indemnification of officer, directors and others to the fullest extent permitted by the laws of the State of Nevada.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee......................................$   222
     Accountants' fees and expenses............................  6,000
     Legal Fees................................................ 25,000
     Transfer agent's and warrant agent's fees and expenses....    500
                                                                ------
Total..........................................................$31,722


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Private Placements of Common Stock and Warrants for Cash


         We sold common stock for cash at the prices and during the periods provided as follows: during the third quarter of 2000, one purchaser bought 10,000 shares at a price of $0.75 per share.

         The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates or vendors of iDial or its executive officers and directors, and transfers of the shares were restricted by iDial in accordance with the requirements of the Securities Act of 1933 (the "Securities Act"). All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. Proceeds from the above sales of common stock were used for working capital and for general corporate purposes.

Sales of Debt and Warrants for Cash

         A convertible note was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note was in the aggregate principal amount of $750,000. The note is convertible into common stock at a conversion price of the lower of $0.0424 or 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately preceding the conversion date. In addition, this same purchaser received 166,666 warrants to purchase common stock. The offering of convertible notes and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

Issuances of Stock for Services or in Satisfaction of Obligations

         In December 1999, we issued 15,316,000 shares of our common stock in connection with the acquisition of Desert Springs.

         In ^ December 1999, we issued ^ 2,541,500 share of our common stock ^ in connection with the acquisition of Desert Springs

         ^ In December 1999, we issued 150,000 share of our common stock in connection with the acquisition of Desert Springs. ^

         In June 2000, we issued 20,000 shares of our restricted common stock to InsiderStreet.com, Inc. as a retainer for consulting services.

         In August 2000, we issued ^ 9,893,500 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of Whoofnet.com, Inc.

^

         In November 2000, we issued ^ 4,199,997 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of 2sendit.com, Inc.

         The above offerings and sales were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were business associates of iDial or executive officers and/or directors of iDial, and transfer was restricted by iDial in accordance with the requirements of the Securities Act. All persons were accredited or sophisticated investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

ITEM 27.   EXHIBITS

     INDEX TO EXHIBITS

2.1        Plan of Reorganization, dated November 30, 1999. (1)
3.1        Certificate of Incorporation of iDial.(2)
3.2        Bylaws of iDial.(2)
4.1        Convertible Note issued to Laurus Master Fund dated July 6, 2001.*
4.2        Warrant issued to Laurus Master Fund dated July 6, 2001.*
4.3        Security Agreement dated July 6, 2001.*
5.1        Opinion of Sichenzia, Ross, Friedman & Ference LLP.*
10.1       Subscription Agreement between iDial  and Laurus Master Fund dated July 6, 2001.*
16.1       Letter on Change  in Certifying Accountant (3)
23.1       Consent of Kenneth Lieberman CPA, P.A. .
23.2       Consent of Sichenzia, Ross, Friedman & Ference LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.3       Consent of Enrhardt, Keefe, Steiner & Hottman

* Previously filed
             (1) Incorporated by reference to the Company's Form 8-K filed on
                 December 20, 1999
             (2) Incorporated by reference to the Company's Form 10-SB filed on
                 April 13, 2000
             (3) Incorporated by reference to the Company's Form 8-K filed on
                 August 2, 2001

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any additional or changed material information on the plan of distribution.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on ^ October 11, 2001.


IDIAL NETWORKS, INC.


By /s/Mark T. Wood
----------------------------------------
Mark T. Wood, President,
     Chief Executive Officer and Chairman

            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


By /s/ Mark T. Wood                               Chairman of the Board and CEO                 Date: ^ October 11, 2001
Mark T. Wood


By /s/  Carl K. Battie                            Vice Chairman of the Board                    Date: ^ October 11, 2001
Carl K. Battie


By /s/ Klaus Scholz                               Chief Operating Officer and Director          Date: ^ October 11, 2001
Klaus Scholz

By /s/ Edward Janusz                              Director                                      Date: ^ October 11, 2001
Edward Janusz


/s/ Thomas G. Seifert                             Chief Financial Officer                       Date: ^ October 11, 2001
Thomas G. Seifert


                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated July 19, 2001 accompanying the consolidated financial statements of iDial Networks, Inc. as of December 31, 2000 and for the year then ended, contained in the Registration Statement (Form SB-2, No. 333-^ 65416). We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."


                                             /s/Kenneth Lieberman CPA, P.A
                                                Kenneth Lieberman CPA, P.A

Dated ^ October 11, 2001

                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of iDial Networks, Inc. on Form SB-2, of our report dated March 6, 2000 appearing in the Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.

                                         /s/ Ehrhardt Keefe Steiner & Hottman PC
                                             Ehrhardt Keefe Steiner & Hottman PC

Dated ^ October 12, 2001
Denver, Colorado